Exhibit 10.3

EXECUTION VERSION

JAGUAR URANIUM CORP.

AND

CONSOLIDATED URANIUM INC.

SHARE PURCHASE AGREEMENT

DATED AS OF JULY 17, 2024

THIS SHARE PURCHASE AGREEMENT is made as of the 17th day of July, 2024 (the “Execution Date”).

BETWEEN:

JAGUAR URANIUM CORP.. a corporation existing under the laws of the Province of British Columbia

(the “Buyer”)

– and –

CONSOLIDATED URANIUM INC. a corporation existing under the laws of the Province of Ontario

(the “Seller”)

WHEREAS 2847312 Ontario Inc., a company incorporated pursuant to the laws of Ontario (the “Target Company”), is a wholly-owned subsidiary of the Seller;

AND WHEREAS the Buyer has agreed to purchase all of the issued and outstanding common shares of the Target Company (the “Target Company Shares”), all on and subject to the terms and conditions herein contained;

AND WHEREAS the Target Company is the holder of: (i) the Laguna Salada/La Rosada uranium-vanadium project located in Chubut province of southern Argentina (the “Laguna Project”); and (ii) the Huemul uranium-vanadium-copper project located in the Malargüe sector of southwestern Mendoza Province, Argentina comprised of existing claims covering 22,432 hectares of land (“Huemul I”); and two claim applications covering approximately 2,352 hectares of land (“Huemul II” and, together with Huemul I, the “Huemul Project”). The Laguna Project and the Huemul Project are more particularly described in Schedule “A” and are collectively referred to as the “Target Company Properties”).

NOW THEREFORE THIS AGREEMENT WITNESSETH that in consideration of the mutual covenants, conditions and premises herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the Parties, the Parties do hereby covenant and agree as follows:

1. DEFINITIONS

1.1 Definitions

In this Agreement:

“Adjusted Elected Amount” has the meaning set forth in Section 2.4.

“Affiliate” means any person, partnership, joint venture, corporation or other form of enterprise which directly or indirectly controls, is controlled by or is under common control with, a Party.

“Agreement”, “this Agreement”, “herein”, “hereby”, “hereof”, “hereunder” and similar expressions shall mean or refer to this Share Purchase Agreement and includes all Schedules hereto and any and all agreements in writing between the Parties supplemental or ancillary hereto and the expressions “Article” or “Section” followed by a number, mean and refer to the specified Article or Section of this Agreement.

“Ancillary Agreements” means the Investor Rights Agreement and the Royalty Agreements.

“Anti-Bribery and Anti-Corruption Laws” means: (i) the Corruption of Foreign Public Officials Act (Canada); (ii) the Criminal Code of Canada; (iii) any regulations under (i) or (ii) above; and (iv) all other Applicable Laws where the applicable Person does business relating to corruption, bribery, ethical business conduct, money laundering, political contributions, gifts and gratuities, or lawful expenses, to public officials and private persons, and Applicable Laws requiring the disclosure of agency relationships or commissions and the anti-corruption rules of any international financial institutions with which the applicable Person does business.

“Applicable Laws” means all applicable federal, provincial, territorial, state, regional and local laws (statutory or common), rules, ordinances (including zoning and mineral removal ordinances), regulations, grants, franchises, licences, orders, directives, judgments, decrees, and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature (including environmental laws and any applicable securities laws or regulations, and any applicable rules of any stock exchange, imposing disclosure requirements) and include without limitation, the Anti-Bribery and Anti-Corruption Laws.

“Books and Records” means all books, records, documents, data, logs, maps, maintenance files, mining, resource and reserve data, quality control records, drilling and assay reports or data, environmental studies and reports, plans, technical, geological and scientific information or records, files, papers, surveys and plans or specifications and any other recorded information owned by or in the possession or control of the applicable Person.

“Business Day” means any day excluding Saturdays, Sundays and banking or statutory holidays in the Province of Ontario and the Province of British Columbia.

“Business Information” includes the terms of this Agreement, and any other agreement relating to the assets of the applicable Party and all information, data, maps, drill core, results of surveys, drilling and assays, knowledge and know-how, in whatever form and however communicated (including without limitation, Confidential Information), developed, conceived, originated, derived or obtained by a Party in performing its obligations. The term “Business Information” shall not include any Party Information or any improvements, enhancements, refinements or incremental additions to Party Information that are developed, conceived, originated, derived or obtained by a Party in performing its obligations under this Agreement.

“Buyer Assets” means collectively, the Buyer Properties and the Buyer Other Assets.

“Buyer Affiliate” means an Affiliate of the Buyer who has completed a Liquidity Event.

“Buyer Affiliate Shares” means common shares in the capital of the Buyer Affiliate.

“Buyer Contracts” means the material Contracts to which the Buyer is a party or by which the Buyer or its assets and properties are bound, all of which are listed in Schedule “B”.

“Buyer Financial Statements” means the financial statements of the Buyer for the 12 months ended on the Buyer Year End.

“Buyer Indemnified Persons” has the meaning set forth in Section 7.1.

“Buyer Other Assets” means those assets of the Buyer that are not Buyer Properties or Buyer Contracts, being those that are listed in Schedule “C”.

“Buyer Properties” means those properties listed in Schedule “D.

“Buyer Shares” means Class A common shares in the capital of the Buyer as the same may be constituted from time to time. For the purposes of Section 2.2, if a Liquidity Event has been completed by a Buyer Affiliate, then the Buyer Shares shall be read as the “Buyer Affiliate Shares”.

“Buyer Year End” means December 31.

“Direct Claim” has the meaning set forth in Section 7.4(a).

“Closing” means the completion of the purchase and sale of the Target Company Shares.

“Closing Date” means July 19, 2024 or such date as the Parties may agree upon, to be no later than the Outside Date.

“Confidential Information” means all information (including Business Information and Party Information), data, reports, maps, drill core, results of surveys, drilling and assays, knowledge and know-how (including without limitation, formulas, patterns, compilations, programs, devices, methods, techniques and processes) that: (i) is confidential to a Party; or (ii) derives independent economic value (actual or potential) as a result of not being generally known to, or readily ascertainable by, third parties or the general public and which is subject to confidentiality, or to reasonable efforts under the circumstances to maintain its confidentiality, including without limitation, all analyses, interpretations, compilations, studies and evaluations of such information, data, reports, maps, drill core, results of surveys, drilling and assays, knowledge and know-how generated or prepared by or on behalf of any Party.

“Confidentiality Agreement” means the confidentiality agreement between the Buyer and IsoEnergy Ltd. dated May 28, 2024.

“Consideration Shares” means USD$10.0 million worth of Buyer Shares, to be issued at a price of US$5.00 per share. If there is a Dilutive Event with respect to the Buyer Shares prior to the Closing Date, the said US$5.00 per share shall be adjusted accordingly to provide the Seller with the same economic effect as contemplated by this Agreement.

“Contingent Shares” means, collectively, the Listing Shares and the Top Up Shares.

“Contracts” means any agreement, indenture, contract, lease, deed of trust, royalty, licence, option, instrument, arrangement, understanding or other commitment, whether written or oral.

“control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting shares, interests, or securities, or by contract, voting trust, or otherwise. This definition of control shall be incorporated into such terms as “controlled” and “controlling”.

“Convertible Securities” means any agreement, option, warrant, right or other security or conversion privilege issued or granted by the Person or any of its Affiliates that is exercisable or convertible into, or exchangeable for, or otherwise carries the right of the holder to purchase or otherwise acquire common shares, including pursuant to one or more multiple exercises, conversions and/or exchanges to require the Person to purchase, redeem or otherwise acquire any of its issued and outstanding common shares.

“CRA” has the meaning set forth in Section 2.4.

“Dilutive Event” means a change of the Buyer Shares or Buyer Affiliate Shares, as the case may be, into a different number of shares by reason of any sub-division, split or consolidation (or similar process or transaction).

“DRS Advice” means a direct registration system advice or similar document evidencing the electronic registration of ownership of the Consideration Shares and the Contingent Shares.

“Elected Amount” has the meaning set forth in Section 2.4.

“Employee Liabilities” means all obligations, commitments and liabilities in respect of the Employees pursuant to any Employee Plan, Statutory Plan or otherwise including unpaid wages, salaries, bonuses, accrued overtime, banked hours, flex time, sick leave, holiday pay, vacation pay, paid time off, notice of termination, pay in lieu of notice of termination, severance pay or termination pay;

“Employee Plans” means all plans, arrangements, agreements, programs, policies, practices or undertakings, whether oral or written, formal or informal, funded or unfunded, insured or uninsured, registered or unregistered in respect of the Employees, to which the Target Company is a party or bound or in which the Employees participate or under which the Target Company has, or will have, any liability or contingent liability or pursuant to which payments are made or benefits are provided, or an entitlement to payments or benefits may arise with respect to any of the Employees, former employees, directors or officers, individuals working on Contract with the Target Company or other individuals providing services to the Target Company of a kind normally provided by employees (or any spouses, dependents, survivors or beneficiaries of any such persons), excluding Statutory Plans;

“Employees” has the meaning set out in Section 3.2(x);

“Encumbrances” means any and all mortgages, bills of sale, pledges, security interests, liens, charges, hypothecation, encumbrances, contractual obligations, title retention, preferential right, trust, royalty, writ, warrant, caveat, plaint and Legal Claims, rights, title or interests of others, whether recorded or unrecorded or registered or unregistered.

“Environmental Laws” means all Applicable Laws relating to pollution, natural resources, protection of the natural environment or any species that might make use of it or the generation, production, import, export, use, handling, storage, treatment, transportation, disposal or release of hazardous substances and all authorizations issued pursuant to such Applicable Law.

“Execution Date” means the date set forth on the first page of this Agreement.

“Existing Huemul I Royalty Agreement” means the royalty agreement dated July 31, 2023 with respect to Huemul I between the Target Company and Minera Agaucu S.A.

“Existing Huemul II Royalty Agreement” means the royalty agreement dated July 31, 2023 with respect to Huemul II between the Target Company and New Era Metal Resources Ltd.

“Existing Huemul Royalty Agreements” means collectively, the Existing Huemul I Royalty Agreement and the Existing Huemul II Royalty Agreement.

“Expenses” means, in respect of any matter, all liabilities, obligations, duties, losses, damages (but excluding consequential, indirect, special and punitive damages), costs, expenses (including reasonable legal and other professional fees and expenses and disbursements, interest, penalties and amounts paid in settlement but excluding punitive, exemplary or aggravated damages), penalties, fines and monetary sanctions and all amounts paid to settle a Legal Claim, or to satisfy any judgment, order, decree, directive, award or other obligation to pay any amount of whatever nature or kind.

“First Anniversary Date” has the meaning set forth in Section 2.2(b).

“Governmental Authority” means any federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency, official or any court, stock exchange or securities commission, having jurisdiction.

“Huemul I” has the meaning set forth in the recitals.

“Huemul II” has the meaning set forth in the recitals.

“Huemul II Royalty Agreement” means a royalty agreement among the Seller, the Buyer and the Target Company pursuant to which the Buyer, as guaranteed by the Target Company, grants the Seller a 1% net smelter return royalty on all production from Huemul II, substantially in the form of Schedule “E”.

“Huemul Project” has the meaning set forth in the recitals.

“IFRS” means International Financial Reporting Standards.

“Income Tax Act” means the Income Tax Act (Canada), as the same may be amended from time to time.

“Indemnified Party” has the meaning set forth in Section 7.4(a).

“Indemnifying Party” has the meaning set forth in Section 7.4(a).

“Intellectual Property” means all trade or brand names, business names, trade-marks (including logos), trade-marks, service marks, copyrights, patents, industrial designs, trade secrets, proprietary information and know-how, manuals, inventions, formulae, processes, technology and other intellectual property in whatever form or format used by the applicable company together with all rights under licenses, registered user agreements, technology transfer agreements and other agreements or instruments relating to any of the foregoing and any mining, milling or processing intellectual property.

“Intercompany Loan” means the loan by the Seller to the Target Company in the aggregate amount of C$6,876,137.

“Interim Period” means the period between the close of business on the Execution Date and the earlier of the Closing Date or the date on which this Agreement is lawfully terminated pursuant to Article 9.

“Investor Rights Agreement” means an investor rights agreement to be entered into between the Seller and the Buyer in substantially the form of Schedule “F”.

“Knowledge” has the meaning set forth in Section 1.6.

“Laguna Project” has the meaning set forth in the recitals.

“Laguna Project Royalty Agreement” means a royalty agreement among the Seller, the Buyer and the Target Company pursuant to which the Buyer, as guaranteed by the Target Company, grants the Seller a 2% net smelter returns royalty on all production from the Laguna Project, subject to a buy back of 50% of the net smelter return royalty exercisable for a period of seven years, at a price of US$2.5 million, substantially in the form of Schedule “G”.

“Legal Claims” means any and all debts, claims, actions, lawsuits, causes of action, demands, duties and obligations of whatsoever nature and howsoever incurred.

“Liabilities” means all Legal Claims, demands, obligations, suits, complaints, actions, damages, costs, losses, liabilities (fixed or contingent, known or unknown), expenses, lawyer’s fees, investigation costs, remediation costs, awards, decrees, orders, judgments, fines, penalties, injunctions or similar decisions, that may adversely affect the interests of a Party, including the reasonable fees and disbursements of legal counsel and other professional advisers incurred by such Party in defending against such liabilities.

“Liquidity Event” means the completion by the Buyer or a Buyer Affiliate of any of the following: (i) an initial public offering of the Buyer Shares together with a Listing; or (ii) a transaction which provides holders of the Buyer Shares with comparable liquidity that such holders would receive upon completion of an initial public offering and Listing, whether by means of a reverse take-over, merger, amalgamation, arrangement, take-over bid, insider bid, reorganization, joint venture, sale of all or substantially all assets, exchange of assets or similar transaction or other combination with a public corporation.

“Listing” means the listing of the Buyer Shares or Buyer Affiliate Shares, as the case may be, on a recognized stock exchange in North America.

“Listing Date” the date that the Listing is completed.

“Listing Price” has the meaning set forth in Section 2.2(c).

“Listing Shares” has the meaning set forth in Section 2.2(b).

“Material Adverse Change” means a change, effect, circumstance, event or state of facts that, when taken individually or together with all other adverse changes, effects, circumstances, events or states of fact, is material and, as applicable, adverse with respect to the applicable Person or its assets taken as whole; provided, however, that no change, effect, circumstance, event or state of facts arising from or relating to any of the following shall be deemed to constitute a Material Adverse Change, or shall be taken into account in determining whether a Material Adverse Change has occurred: (a) any change or condition generally affecting the mining industry, (b) the state of the securities, credit, banking, capital or commodity markets in general, (c) any change in the price of minerals, (d) any change relating to the rate at which any currency can be exchanged for any other currency (e) general political, economic or financial conditions, including in Canada, Colombia or Argentina, (f) any adoption, implementation, change or proposed change in Applicable Laws or accounting standards (or in any interpretation of Applicable Laws or accounting standards), (g) any natural disaster or general outbreak of illness (including COVID-19), (h) any terrorist attack, armed hostilities, military conflicts, or any governmental response to any of the foregoing, or (i) the announcement of execution of this Agreement or the implementation of any of the transactions contemplated herein, except, in the case of subsections (a), (e), (f), (g) or (h), where such event, change, effect or circumstance has a materially disproportionate effect on the applicable Person or its assets taken as a whole, relative to other comparable companies generally, and provided further that references in this Agreement to dollar amounts are not intended to be and shall not be deemed to be illustrative or interpretive for purposes of determining whether a “Material Adverse Change” has occurred.

“Mineral Assets” means, collectively, the Mineral Rights, the Mining Agreements, the Mineral Exploration Permits, the Mineral Exploration Data and the Miscellaneous Interests of the Target Company.

“Mineral Exploration Data” means (i) copies of all information, data, maps, and reports (both factual and interpretative) with respect to any work performed on the Target Company Properties by the Target Company or any previous owner of the Target Company Properties; (ii) all historical data in the possession or control the Target Company; and (iii) all drill core, sample pulps, sample splits, rock samples and other physical material removed from the Target Company Properties for testing purposes and in the possession and control of the Target Company.

“Mineral Exploration Permits” means all permits, licenses and authorizations necessary to explore and develop the Target Company Properties, as further described in Schedule “H” hereto.

“Mineral Rights” means all of the right, title, and interest in and to any mining leases, mining concessions, mining claims, options or participating interests or other conventional property or proprietary interests or rights in respect of ore bodies, mineral or mineral rights, as applicable, of the Target Company in the Target Company Properties, including, but not limited to, those granted under the Mining Agreements and the Mineral Exploration Permits.

“Mining Agreements” means the mining exploration agreements necessary to explore and develop the Target Company Properties.

“Miscellaneous Interests” means all the right, title, interest and estate of the Target Company in and to the Target Company Properties, whether contingent or absolute, legal or beneficial, present or future, invested or not, and not being Mineral Rights or Mineral Exploration Data.

“Ordinary Course” means with respect to an action taken by a Person, that such action is consistent with the past practices of the Person and is taken in the ordinary course of the normal day-to-day operations of that Person.

“Outside Date” means July 25, 2024.

“Parties” means the Seller and the Buyer and “Party” means either one of them.

“Party Information” means all information, data, knowledge and know-how, in whatever form and however communicated (including without limitation, such Confidential Information), which, as shown by written records, was developed, conceived, originated or obtained by a Party independent of its performance under the terms of this Agreement.

“Permitted Encumbrances” means any Encumbrance comprising the following:

(a) inchoate or statutory liens for Taxes or rents not at the time due;

(b) inchoate or statutory liens for overdue Taxes or utilities, the validity of which is being contested in good faith;

(c) security given to a public utility or any Governmental Authority in the Ordinary Course;

(d) any reservations or exceptions contained in the original grants of the applicable Target Company Properties or the Buyer Properties, as the case may be;

(e) terms and conditions of, and Encumbrances created by, any Contract that has been disclosed in Schedule “B” or Schedule “H”, as the case may be;

(f) minor discrepancies in the legal description of the applicable Target Company Properties or Buyer Properties, as the case may be, (or any part thereof) and any registered easements and registered restrictions or covenants that overlie the surface rights covered by the applicable Target Company Properties or Buyer Properties, as the case may be;

(g) rights of way for or reservations or rights of others for railways, sewers, water lines, gas lines, electric lines, telegraph and telephone lines, and other similar utilities, or zoning by-laws, ordinances or other restrictions as to the use of real property, which do not in the aggregate materially impair the use of the applicable Target Company Properties or Buyer Properties, as the case may be, or otherwise prevent the right to transfer the applicable Target Company Properties or Buyer Properties, as the case may be, or an interest therein; and

(h) Aboriginal rights or Treaty rights.

“Person” means any natural person, partnership, company, corporation, unincorporated association, joint venture, trust, trustee, Governmental Authority or other entity howsoever designated or constituted.

“Pre-Closing Tax Period” means any taxable period ending on or before the Closing Date and the portion of any Straddle Period up to Time of Closing.

“Proceedings” has the meaning set forth in Section 13.2.

“Purchased Assets” means the Target Company Properties and the Target Company Other Assets.

“Representative” means each director, officer, employee, servant, qualified person, workman, contractor, subcontractor, agent, solicitor, accountant, consultant, or financial advisor of a Party and its Affiliates and all other persons acting for or in conjunction with such Party.

“Royalty Agreements” means, collectively, the Huemul II Royalty Agreement and the Laguna Project Royalty Agreement.

“SEDAR+” means the publicly accessible website of the System for Electronic Document Analysis and Retrieval Plus, as maintained by the Canadian Securities Administrators or any successor entity.

“Seller Indemnified Persons” has the meaning set forth in Section 7.2.

“Statutory Plans” means statutory benefit plans that the Target Company is required to participate in or comply with, including the Canada Pension Plan, workers’ compensation insurance and employment insurance legislation

“Straddle Period” means a taxable period that begins on or before the Closing Date and ends on or after the Closing Date.

“Subsidiary” means with respect to any Person, any corporation, limited liability company, partnership, association, or other business entity of which: (a) if a corporation, a majority of the total voting power of shares of stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers, or trustees thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person or a combination thereof; or (b) if a limited liability company, partnership, association, or other business entity (other than a corporation), a majority of the partnership or other similar ownership interests thereof is at the time owned or controlled, directly or indirectly, by that Person or one or more Subsidiaries of that Person or a combination thereof and for this purpose, a Person or Persons own a majority ownership interest in such a business entity (other than a corporation) if such Person or Persons shall be allocated a majority of such business entity’s gains or losses or shall be or control any managing director or general partner of such business entity (other than a corporation). The term ‘‘Subsidiary’’ shall include all Subsidiaries of a Subsidiary.

“Target Company” has the meaning set forth in the recitals.

“Target Company Contracts” material Contracts of the Target Company, being those that are listed in Schedule “H”.

“Target Company Other Assets” means those assets of the Target Company that are not Target Company Properties or Target Company Contracts, being those that are listed in Schedule “I”.

“Target Company Properties” has the meaning set forth in the recitals.

“Target Company Shares” has the meaning set forth in the recitals.

“Taxes” means: (a) any Canadian federal, state, provincial, local, or other non-Canadian income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental, customs duties, capital stock, franchise, profits, withholding, Social Security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, escheat or unclaimed property Liability, or other tax of any kind whatsoever imposed by any Governmental Authority; and (b) any interest, penalty, or addition thereto, whether disputed or not.

“Tax Returns” means all returns, reports, declarations, designations, elections, notices, filings, forms, information returns and statements filed or required to be filed in respect of Taxes.

“Term Sheet” means the term sheet between the Seller and the Buyer dated May 30, 2024.

“Third Party Claim” has the meaning set forth in Section 7.4(a).

“Time of Closing” means 10:00 a.m. (Toronto time) on the Closing Date or such other time as may be mutually agreed between the Seller and the Buyer.

“Top Up Shares” has the meaning set forth in Section 2.2(c).

“Transaction” means the purchase and sale of the Target Company Shares as contemplated by this Agreement.

“Transfer” when used as a verb, means to sell, grant, assign, or otherwise dispose of, directly or indirectly, including through mergers, consolidations, arrangements or share or asset purchases (including resulting in a change in control) and when used as a noun, means a sale, grant, assignment, or disposal or the commitment to do any of the foregoing, directly or indirectly, including through mergers, consolidation, arrangements or share or asset purchase.

“Working Capital” means the aggregate working capital of the Target Company consisting of the total of cash on hand, plus cash held in bank accounts, plus good and collectible accounts receivable, plus Inventory plus prepaid expenses, less, the sum of all accounts payable plus accrued liabilities plus other current liabilities.

1.2 Gender and Extended Meanings

In this Agreement all words and personal pronouns relating thereto shall be read and construed as the number and gender of the Party or Parties referred to in each case require and the verb shall be construed as agreeing with the required word and pronoun. In this Agreement words importing the singular number include the plural and vice versa.

1.3 Currency

Unless otherwise indicated herein, all references to currency in this Agreement, including “dollars” and “$”, are in Canadian currency.

1.4 Period of Time/Time of Essence

When calculating the period of time within which or following which any act is to be done or step is to be taken pursuant to this Agreement, the date which is the initial reference date in calculating such period shall be excluded. If the last day of such period is a non-Business Day, the period in question shall end on the next Business Day. Time is of the essence of this Agreement.

1.5 Section Headings

The Article, Section and other headings contained in this Agreement or in the Schedules are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

1.6 Knowledge

Where any representation or warranty in this Agreement is expressly qualified by reference to the Knowledge of the Seller it is deemed to refer to the actual Knowledge of Philip Williams, the Chief Executive Officer of the Seller, and Graham du Preez, the Chief Financial Officer of the Seller, after due inquiry. Where any representation or warranty in this Agreement is expressly qualified by reference to the Knowledge of the Buyer, it is deemed to refer to the actual Knowledge of Steven Gold, the Chief Executive Officer of the Buyer, after due inquiry. References to “Knowledge” in this Agreement shall be construed accordingly.

1.7 Schedules

The following are the schedules (the “Schedules”) attached to and incorporated in this Agreement by reference and deemed to be a part hereof:

Schedule “A” – Description of Target Company Properties

Schedule “B” – Buyer Contracts

Schedule “C” – Buyer Other Assets

Schedule “D” – Buyer Properties

Schedule “E” – Form of Huemul II Royalty Agreement

Schedule “F” – Form of Investor Rights Agreement

Schedule “G” – Form of Laguna Project Royalty Agreement

Schedule “H” – Target Company Contracts

Schedule “I” – Target Company Other Assets

Schedule “J” – Target Company Employees

In the event of any conflict between the provisions of this Agreement and any Schedule, the terms of this Agreement shall govern.

2. PURCHASE AND SALE

2.1 Target Company Shares to be Purchased and Sold

Subject to the terms and conditions herein contained, on the Closing Date and with effect as of the Time of Closing, the Seller agrees to Transfer the Target Company Shares to the Buyer and the Buyer agrees to purchase the Target Company Shares from the Seller.

2.2 Consideration Payable by the Buyer

(a) On the Closing Date, the Buyer will issue and deliver the Consideration Shares to the Seller, to be registered or recorded in a name and address as directed in writing by the Seller a minimum of two Business Days prior to the Closing Date.

(b) If the Listing has not then been completed on or before the 12 month anniversary of the Closing Date (the “First Anniversary Date”), the Buyer will deliver on such date 400,000 additional Buyer Shares to the Seller at a deemed price of USD$5.00 per Buyer Share (the “Listing Shares”), to be registered or recorded in a name and address as directed in writing by the Seller a minimum of two Business Days prior to the First Anniversary Date. If there is a Dilutive Event with respect to the Buyer Shares following the Closing Date and prior to the First Anniversary Date, the number of Listing Shares and the deemed price of US$5.00 per share shall be adjusted accordingly to provide the Seller with the same economic effect as contemplated by this Section 2.2(b).

(c) If the Listing occurs at any time following the Closing Date and the Listing price of the Buyer Shares or the Buyer Affiliate Shares, as the case may be, (the “Listing Price”) is less than USD$5.00 per share, no later than five Business Days after the date of the Listing, the Buyer or the Buyer Affiliate, as the case may be, shall issue to the Seller such additional Buyer Shares or Buyer Affiliate Shares, respectively, (the “Top Up Shares”) in an amount to reflect: (1) if the Listing is completed on or before the First Anniversary Date, the USD$10 million valuation of the Target Company Properties at the Listing Price (subject to a minimum price per Buyer Share or Buyer Affiliate Share, as the case may be, of USD$4.00); and (2) if the Listing is completed at any time after the First Anniversary Date, the USD$12 million valuation of the Target Company Properties at the Listing Price (subject to a minimum price per Buyer Share or Buyer Affiliate Share, as the case may be, of USD$4.00); provided that, in the event that the Buyer or the Buyer Affiliate, as the case may be, does not complete a concurrent financing for gross proceeds of at least USD$5 million in connection with the Listing, all of the Buyer Shares or Buyer Affiliate Shares, as the case may be, issuable pursuant to this subparagraph 2.2(c) shall be issued at a deemed price per share of USD$4.00 and the number of Buyer Shares or Buyer Affiliate Shares, as the case may be, issuable shall be adjusted accordingly. The Top Up Shares shall be registered or recorded in a name and address as directed by the Seller a minimum of two Business Days after the date of the Listing.

(d) In addition to any resale restrictions that may be applicable under securities Laws, the Consideration Shares and the Contingent Shares shall be subject to a contractual sale and transfer restriction for a period of six months following the Listing Date.

(e) If any of the Contingent Shares are not issued and delivered to the Seller when due, the Buyer shall be liable to pay interest in cash until such Contingent Shares are delivered to the Seller, calculated on the dollar amounts set forth in Section 2.2(b) and Section 2.2(c), as the case may be, at the rate of 15% per annum, calculated and payable annually, not in advance, both before and after judgment. The covenant to pay interest shall not merge on the taking of a judgment or judgments with respect to any of the obligations herein stipulated.

2.3 Consideration Shares and Contingent Shares

The Seller acknowledges and agrees that the Consideration Shares and the Contingent Shares issuable hereunder will each be issued pursuant to exemptions from the registration and prospectus requirements of applicable securities laws and the Seller further understands and acknowledges that upon the original issuance thereof, and until such time as the same is no longer required under applicable requirements of the applicable securities laws, all certificates or DRS Advices representing such securities and all certificates or DRS Advices issued in exchange therefor or in substitution thereof, will bear such legends setting out resale restrictions under applicable Canadian securities laws, including: (i) in respect of the Consideration Shares and any Listing Shares, if applicable, “Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after the later of (i) [insert Closing Date], and (ii) the date the issuer became a reporting issuer in any province or territory of Canada”; and (ii) in respect of the Top Up Shares, “Unless permitted under securities legislation, the holder of this security must not trade the security before the date that is 4 months and a day after [insert date of issuance]”.

2.4 Tax Filings

(a) The Buyer agrees to execute a joint election with the Seller under subsection 85(1) of the Income Tax Act (and any equivalent provincial legislation) within the time and in the form prescribed, and to execute all such other documents as may be necessary or advisable, in order that the provisions of subsection 85(1) of the Income Tax Act (and any equivalent provincial legislation) apply to the sale of the Target Company Shares at the amount elected by the Seller in its sole determination (the “Elected Amount”), subject to the limitations set forth in the Income Tax Act and the corresponding provisions of any equivalent provincial legislation. The Seller shall prepare and deliver the completed election form to the Buyer, who shall execute and deliver same within 10 days after the receipt thereof to the Seller for filing by the Seller within the time referred to in subsection 85(6) of the Income Tax Act (and the corresponding provisions of any equivalent provincial legislation). If (A) the Seller with the Buyer’s concurrence (which shall not unreasonably be withheld), (B) the Canada Revenue Agency (“CRA”) or the relevant provincial tax authority, where applicable, with the concurrence of the Buyer (which shall not unreasonably be withheld) and the Seller, or (C) a court having jurisdiction in the matter (after all appeal rights have been exhausted or all time periods for appeal have expired without appeals having been taken), subsequently determines that the appropriate elected amount (the “Adjusted Elected Amount”) is more or less than the Elected Amount, then the Seller will prepare a revised election under the provisions of subsection 85(1) of the Income Tax Act and the corresponding provisions of any equivalent provincial legislation to give effect to the Seller’s intention that the Elected Amount is to be equal to the Adjusted Elected Amount. The Buyer agrees to execute any revised election form and deliver such signed revised election form within 10 days after the receipt thereof to the Seller for filing by the Seller with the CRA (and with the relevant provincial tax authority, where applicable).

3. REPRESENTATIONS AND WARRANTIES

3.1 Representations and Warranties of the Buyer

The Buyer hereby represents and warrants to the Seller as follows and acknowledges that the Seller is relying on such representations and warranties in entering into this Agreement:

(a) The Buyer is duly existing, organized and validly subsisting under the laws of the Province of British Columbia and is qualified and licensed to carry on business in such jurisdiction.

(b) The Buyer has full power and authority to carry on its business and to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement including without limitation, the Ancillary Agreements and to carry out and perform all of its obligations and duties hereunder and thereunder, including without limitation, the issuance of the Consideration Shares and the Contingent Shares.

(c) The Buyer has duly obtained all corporate approvals and the authorizations of any Governmental Authority or third Person required for the execution, delivery and performance of this Agreement and any agreement or instrument referred to or contemplated by this Agreement including without limitation, the Ancillary Agreements and such execution, delivery and performance and the consummation of the transactions contemplated herein and therein does not conflict with or result in a breach of any covenants or agreements contained in, or constitute a breach of or a default under or result in the creation of any Encumbrance under, the provisions of its constating documents or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which it is a party or by which it is bound and does not contravene any Applicable Laws.

(d) This Agreement has been duly executed and delivered by the Buyer and is a valid agreement of the Buyer, binding upon and enforceable against the Buyer in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance and other equitable remedies are available only in the discretion of a court. Upon execution and delivery, each of the Ancillary Agreements will be duly executed and delivered by the Buyer and will each be a valid agreement of the Buyer, binding upon and enforceable against the Buyer in accordance with its respective terms, subject only to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance and other equitable remedies are available only in the discretion of a court.

(e) The Buyer has not committed an act of bankruptcy, is not insolvent or unable to meet its obligations as they come due, has not proposed a compromising arrangement to its creditors generally, has not had any petition for a receiving order in bankruptcy filed against it, has not made a voluntary assignment in bankruptcy, has not taken any proceedings with respect to a compromise, arrangement or reorganization, has taken any proceeding to have itself declared bankrupt or wound-up, has not taken any proceeding to have a receiver appointed in respect of any part of its assets, has not had any encumbrancer take possession of any of its property and has not had any execution or distress become enforceable or become levied upon any of its property.

(f) There are no actions, suits, investigations, Legal Claims or proceedings pending or, to the Buyer’s Knowledge, threatened, against the Buyer or any of its subsidiaries which, if adversely determined, would materially impair the Buyer’s ability to perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement including without limitation, the Ancillary Agreements. There are no judgments which remain unsatisfied against the Buyer or any of its subsidiaries or consent decrees or injunctions to which the Buyer or any of its subsidiaries is subject which would materially impair the Buyer’s ability to perform its obligations under this Agreement or the Ancillary Agreements. There are no investigations, actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the Buyer’s Knowledge, threatened, against or affecting the Buyer or any of its subsidiaries (or their respective properties or assets) and, to the Knowledge of the Buyer, there is no ground on which any such action, suit or proceeding might be commenced, which, if adversely determined, would materially impair the Buyer’s ability to perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement including without limitation, the Ancillary Agreements.

(g) As of the Execution Date: (i) the authorized share capital of the Buyer consists of an unlimited number of Buyer Shares of which 6,426,520 Buyer Shares are outstanding; (ii) an unlimited number of Class B common shares of which nil Class B common shares are outstanding; and (iii) an unlimited number of preferred shares issuable in series of which nil preferred shares are outstanding. As of the Execution Date, save and except as contemplated in the Gaia Energy SPA, the Buyer does not have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any common shares or any securities convertible into or exchangeable or exercisable for any Buyer Shares. As of the Time of Closing, other than pursuant to the Buyer Contracts listed in item numbers 1-6 of Schedule “C”, no Person will have any option or other right to acquire or receive Buyer Shares or any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance of any securities of the Buyer.

(h) As of the Time of Closing, the issuance of the Consideration Shares and the Contingent Shares by the Buyer in accordance with the terms of this Agreement will be duly and validly authorized and reserved for issuance by the Buyer and, at the Time of Closing, the Consideration Shares will be validly issued as fully paid and non-assessable common shares of the Buyer. Upon issuance, the applicable Contingent Shares will be validly issued as fully paid and non-assessable common shares of the Buyer or the Buyer Affiliate, as the case may be.

(i) The Schedules setting forth the Buyer Assets and the Buyer (being Schedules “C”, “D” and “E”) are each true, correct and complete.

(j) The Buyer, or its subsidiary, as applicable, is the registered and beneficial owner of the Buyer Properties, free and clear of any and all Encumbrances, save and except for Permitted Encumbrances. The Buyer is the registered and beneficial owner of the Buyer Other Assets, free and clear of any and all Encumbrances.

(k) The Buyer and each of its subsidiaries are in compliance, in all material respects, with all Applicable Laws, or other requirements applicable to it and has filed all reports or returns required under all Applicable Laws.

(l) The Buyer is not a party to any oral or written material Contract save and except for this Agreement and the Buyer Contracts. The Seller has been provided with full, true and complete copies of the Buyer Contracts. The Buyer is not in breach or default of any of the terms of the Buyer Contracts and no dispute exists between the Buyer and any of the counterparties to any of the Buyer Contracts.

(m) None of the Buyer or its Affiliates, including without limitation, any of their respective officers, directors or employees has taken, committed to take or been alleged to have taken any action which would cause the Buyer or any of its Affiliates, to be in violation of Anti-Bribery and Anti-Corruption Laws, and to the Buyer’s Knowledge, no such action has been taken by any of the Representatives of the Buyer or other Persons acting on behalf of the Buyer or any of its Affiliates.

(n) The Buyer is a “taxable Canadian corporation” within the meaning of subsection 89(1) of the Income Tax Act.

(o) The Buyer has duly filed in a timely manner all Tax Returns required by Applicable Laws to be filed and all such Tax Returns have been completed accurately and correctly in all material respects. The Buyer has paid all Taxes shown on such Tax Returns as due and payable have been paid. There is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, nor is there any action, suit, litigation, arbitration, proceeding, governmental proceeding, investigation or claim, including appeals and applications for review, in progress, or to the Buyer’s Knowledge, threatened or pending against or relating to the Buyer in respect of its assets, or discussions under way with any Governmental Authority relating to, any such Tax, and there are no contingent Tax Liabilities nor to the Buyer’s Knowledge, any grounds which could prompt a reassessment. The Buyer is not currently a party to any audit, judicial or administrative proceeding, arbitration proceeding, or any other proceedings or procedures involving Taxes, and to the Buyer’s Knowledge, no such Tax-related audit or proceeding is pending or threatened. No claim has ever been made by a Governmental Authority in a jurisdiction where the Buyer does not file Tax Returns that the Buyer is or may be subject to taxation by that jurisdiction. There are no Encumbrances or liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Buyer.

(p) The Buyer Financial Statements present fairly, in all material respects, the financial position of the Buyer as at the dates set forth therein and the results of its operations and the changes in its financial position for the periods then ended, in accordance with IFRS applicable to public enterprises in Canada applied on a consistent basis. Other than as disclosed in the Buyer Financial Statements, there are no off-balance sheet transactions, arrangements, obligations (including contingent obligations) or other relationships of the Buyer with unconsolidated entities or other Persons that may have a material current or future effect on the financial condition, changes in financial condition, results of operations, earnings, cash flow, liquidity, capital expenditures, capital resources, or significant components or revenues or expenses of the Buyer. The Buyer and its Affiliates do not have any contingent Liabilities in excess of the Liabilities that are either reflected or reserved against in the Buyer Financial Statements which would reasonably be expected to be material to the Buyer (on a consolidated basis).

(q) Neither the Buyer nor any of its Affiliates has approved or has entered into any agreement in respect of: (i) the purchase of any securities or other equity or proprietary interest in any Person; (ii) the purchase of material assets or any interest therein or the sale, transfer or other disposition of any material portion of its assets or any interest therein owned, directly or indirectly, by the Buyer or any of its Affiliates whether by asset sale, sale or transfer of shares or otherwise (except as contemplated by this Agreement); or (iii) the change of control (by sale or transfer of shares or sale of all or substantially all of the property and assets of the Buyer or any of its Affiliates or otherwise) of the Buyer or any of its Affiliates.

(r) The Buyer has disclosed the existence of, and made available for review by the Seller, its Books and Records. Such Books and Records are complete and accurate in all material respects.

(s) There are no outstanding loans made by the Buyer to any director or officer of the Buyer or any Buyer Affiliate.

(t) Since the Buyer Year End, there has not been a Material Adverse Effect with respect to the Buyer and the Buyer has conducted its business only in the Ordinary Course and consistent with past practice.

(u) The Buyer has not declared or paid any dividends of any kind or declared or made any other distributions of any kind whatsoever including, without limitation, by way of redemption, repurchase or reduction of its authorized capital.

(v) None of the Buyer nor its Affiliates, including without limitation, any of their respective officers, directors or employees has engaged any finder, broker, agent or other Person in a comparable capacity in connection with the Transaction. There are no contracts, agreements or understandings with the Buyer that would give rise to a valid claim against the Seller for a commission, finder’s fee or other like payment in connection with the Transactions.

(w) The Buyer is not a “non-Canadian” within the meaning of the Investment Canada Act.

3.2 Representations and Warranties of the Seller

The Seller hereby represents and warrants to the Buyer as follows and acknowledges that the Buyer is relying on such representations and warranties in entering into this Agreement:

(a) Each of the Seller and the Target Company is duly existing, organized and validly subsisting under the laws of its respective jurisdiction of incorporation and is qualified and licensed to carry on business in each such jurisdiction.

(b) The Seller has full power and authority to enter into this Agreement and any agreement or instrument referred to or contemplated by this Agreement including without limitation, the Ancillary Agreements and to carry out and perform all of its obligations and duties hereunder and thereunder.

(c) The Seller has duly obtained all corporate approvals and the authorizations of any Governmental Authority or third Person required for the execution, delivery and performance of this Agreement and any agreement or instrument referred to or contemplated by this Agreement including without limitation, the Ancillary Agreements and such execution, delivery and performance and the consummation of the transactions contemplated herein and therein does not conflict with or result in a breach of any covenants or agreements contained in, or constitute a breach of or a default under or result in the creation of any Encumbrance under, the provisions of the constating documents of the Seller or the Target Company or any shareholders’ or directors’ resolution or any indenture, agreement or other instrument whatsoever to which either the Seller or the Target Company is a party or by which either the Seller or the Target Company is bound and does not contravene any Applicable Laws.

(d) This Agreement has been duly executed and delivered by the Seller and is a valid agreement of the Seller, binding upon and enforceable against the Seller in accordance with its terms, subject only to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance and other equitable remedies are available only in the discretion of a court. Upon execution and delivery, each of the Ancillary Agreements will be duly executed and delivered by the Seller and will each be a valid agreement of the Seller, binding upon and enforceable against the Seller in accordance with its respective terms, subject only to applicable bankruptcy, insolvency, reorganization, and other laws of general application limiting the enforcement of creditors rights generally and to the fact that specific performance and other equitable remedies are available only in the discretion of a court.

(e) Neither the Seller nor the Target Company has committed an act of bankruptcy, is insolvent or unable to meet its obligations as they come due, has proposed a compromising arrangement to its creditors generally, has had any petition for a receiving order in bankruptcy filed against it, has made a voluntary assignment in bankruptcy, has taken any proceedings with respect to a compromise, arrangement or reorganization, has taken any proceeding to have itself declared bankrupt or wound-up, has taken any proceeding to have a receiver appointed in respect of any part of its assets, has had any encumbrancer take possession of any of its property or has had any execution or distress become enforceable or become levied upon any of its property.

(f) There are no actions, suits, investigations, Legal Claims or proceedings pending or, to the Seller’s Knowledge, threatened, against either the Seller or the Target Company which, if adversely determined, would materially impair the Seller’s ability to perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement including without limitation, the Ancillary Agreements. There are no judgments which remain unsatisfied against the Seller or the Target Company or consent decrees or injunctions to which the Seller or the Target Company is subject which would materially impair the Seller’s ability to perform its obligations under this Agreement or the Ancillary Agreements. There are no investigations, actions, suits or proceedings at law or in equity or by or before any Governmental Authority now pending or, to the Seller’s Knowledge, threatened, against or affecting the Seller or the Target Company (or their respective properties or assets) and, to the Knowledge of the Seller, there is no ground on which any such action, suit or proceeding might be commenced, which, if adversely determined, would materially impair the Seller’s ability to perform its obligations under this Agreement and any agreement or instrument referred to or contemplated by this Agreement including without limitation, the Ancillary Agreements.

(g) As of the Execution Date, the authorized share capital of the Target Company consists of an unlimited number of Target Company Shares of which 100 Target Company Shares are outstanding, all of which are validly issued as fully paid and non-assessable common shares of the Target Company, and nil Convertible Securities of the Target Company are outstanding. As of the Execution Date, the Target Company does not have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any common shares or any securities convertible into or exchangeable or exercisable for any Target Company Shares. As of the Time of Closing, save and except as contemplated in this Agreement, no Person will have any option or other right to acquire or receive common shares of the Target Company or any agreement or option or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option for the purchase, subscription or issuance of any securities of the Target Company.

(h) As of the Time of Closing, the transfer of the Target Company Shares by the Seller to the Buyer as required by the terms of this Agreement will be duly and validly authorized by the Target Company.

(i) The Seller has the right to exercise all voting rights over the Target Company Shares. None of the Target Company Shares is, or will be as at the Closing Date, subject to any voting trust, shareholder agreement or voting agreement. The Target Company Shares constitute the entire allotted and issued share capital of the Target Company and have been validly issued as fully paid and non-assessable.

(j) The Seller is the registered owner of all of the Target Company Shares free and clear of all Encumbrances, save and except as set forth in the corporate documents of the Target Company. On Closing, the Seller will convey to the Buyer good, valid and marketable title to the Target Company Shares and all of the Target Company Shares will be owned or held by the Buyer as the registered and beneficial owner of record, free and clear of all Encumbrances by through or under or created by the Seller.

(k) The Schedules setting forth the Purchased Assets and the Target Company Contracts (i.e. Schedules “A”, “J” and “I”) are true, correct and complete.

(l) The Target Company is not a party to any oral or written material Contract save and except for this Agreement and the Target Company Contracts. The Buyer has been provided with full, true and complete copies of the Target Company Contracts. The Target Company is not in breach or default of any of the terms of the Target Company Contracts and no dispute exists between the Target Company and any of the counterparties to any of the Target Company Contracts.

(m) The Target Company is the registered and beneficial owner of the Target Company Properties, free and clear of any and all Encumbrances, save and except for Permitted Encumbrances and it holds staked claims, mineral rights applications and other mineral rights located in the Provinces of Chubut and Mendoza as set out in Schedule “A”. The Target Company is the registered and beneficial owner of the Target Company Other Assets, free and clear of any and all Encumbrances.

(n) There are no restrictions of any kind that prevent or restrict the payment of dividends or other distributions on the Target Company Shares.

(o) The Target Company is not bound by any commitment or obligation to acquire any securities or other ownership, equity or proprietary interests of any kind in any Person.

(p) The Seller is not a non-resident of Canada within the meaning of the Income Tax Act.

(q) Since its incorporation, the Target Company has not, directly or indirectly, declared or paid any dividends or declared or made any other distribution on any of its shares of any class and, has not directly or indirectly, redeemed, purchased or otherwise acquired any of its shares of any class or agreed to do so.

(r) As of the Execution Date, the Target Company is in compliance, in all material respects, with all Applicable Laws, or other requirements applicable to it and has filed all reports or returns required under all Applicable Laws.

(s) None of the Target Company or any of its officers, directors or employees has taken, committed to take or been alleged to have taken any action which would cause the Seller or any of its Affiliates, to be in violation of the Corruption of Foreign Public Officials Act (Canada) (and the regulations promulgated thereunder) or any Applicable Laws of similar effect of any other jurisdiction, and to the Seller’s Knowledge, no such action has been taken by any of the Representatives of the Seller or other Persons acting on behalf of the Seller or any of its Affiliates.

(t) The Seller has disclosed the existence of, and made available for review by the Buyer, the Books and Records of the Target Company. Such Books and Records are complete and accurate in all material respects.

(u) save and except for matters which are disclosed to the Buyer prior to the date of this Agreement or otherwise expressly set out in this Agreement, the Target Company has not (nor has it agreed to):

(i)	incurred any debts, obligations or liabilities (absolute, accrued, contingent or otherwise and whether due or to become due), except debts, obligations and liabilities incurred in the Ordinary Course;

(ii)	discharged or satisfied any liens or paid any obligation or liability other than in the Ordinary Course;

(iii)	declare or make any payment, distribution or dividend based on the Target Company Shares, or purchased, redeemed or otherwise acquired any of the shares in its capital or other securities or obligated itself to do so;

(iv)	mortgaged, pledged or subjected to lien or other security interest any of its assets, tangible or intangible other than the usual security granted to secure a bank line of credit;

(v)	sold, assigned, leased, transferred or otherwise disposed of any of its assets (excluding inventory) whether or not in the Ordinary Course;

(vi)	increased materially the compensation payable or to become payable by the Target Company to any of its officers, directors or employees, or in any bonus payment to or arrangement made with any officer, director or employee, or made any material changes in the personnel policies or employee benefits of the Target Company;

(vii)	cancelled, waived, released or compromised any debt, claim or right resulting in a Material Adverse Change with respect to the business, prospects or financial condition of the Target Company;

(viii)	materially altered or revised any of its accounting principles, procedures, methods or practices;

(ix)	materially changed its credit policy as to provision of services or collection or accounts receivable (except as dictated by competitive conditions);

(x)	suffered any damage, destruction or loss (whether or not covered by insurance) resulting in a Material Adverse Change with respect to the properties or business of the Target Company; or

(xi)	entered into any material transaction, contract or commitment other than in the Ordinary Course and except for the transactions set forth in this Agreement.

(v) The Target Company has duly filed in a timely manner all Tax Returns required by Applicable Laws to be filed as at the date hereof and all such Tax Returns have been completed accurately and correctly in all material respects. The Target Company has paid all Taxes shown on such Tax Returns as due and payable have been paid. There is no agreement, waiver or other arrangement providing for an extension of time with respect to the filing of any Tax Return, or payment of any Tax, nor is there any action, suit, litigation, arbitration, proceeding, governmental proceeding, investigation or claim, including appeals and applications for review, in progress, or to the Seller’s Knowledge, threatened or pending against or relating to the Target Company in respect of its assets, or discussions under way with any Governmental Authority relating to, any such Tax and there are no contingent tax liabilities nor to the Seller’s Knowledge, any grounds which could prompt a reassessment. The Target Company is not currently a party to any audit, judicial or administrative proceeding, arbitration proceeding, or any other proceedings or procedures involving Taxes, and to the Seller’s Knowledge, no such Tax-related audit or proceeding is pending or threatened. No claim has ever been made by a Governmental Authority in a jurisdiction where the Target Company does not file Tax Returns that the Target Company is or may be subject to taxation by that jurisdiction. There are no Encumbrances or liens for Taxes (other than Permitted Encumbrances) upon any of the assets of the Target Company.

(w) None of the Seller or its Affiliates, including without limitation, any of their respective officers, directors or employees has engaged any finder, broker, agent or other Person in a comparable capacity in connection with the Transaction. There are no contracts, agreements or understandings with the Seller that would give rise to a valid claim against the Seller for a commission, finder’s fee or other like payment in connection with the Transaction.

(x) Schedule “K” contains a complete and accurate list of the names of all consultants and individuals who are full-time, part-time or casual employees as of the Execution Date (collectively, the “Employees”) specifying the start date, title or classification, rate of salary, hourly pay or other pay rate, commission or bonus entitlements (if any), vacation entitlements, car allowance and other fringe benefits, and any other remuneration for each such Employee.

(y) The Corporation is in compliance in all material respects with all applicable employment laws; (ii) there are no outstanding or, to the knowledge of the Sellers, anticipated complaints, claims, charges, levies, assessments, fines or penalties in respect of the Employees or the Employee Plans (except for claims for benefits payable in the ordinary course by operation of the Employee Plan); and (iii) there are no outstanding or, to the knowledge of the Sellers, anticipated investigations, orders, decisions, directions, prosecutions or convictions registered or outstanding by any tribunal or agency against or in respect of the Corporation under or in respect of the Employee Plans or any applicable employment laws.

(z) All consultants have been properly classified by the Corporation as independent contractors and the Corporation has not received any written notice from any Governmental Body disputing such classification.

(aa) To the best knowledge and belief of the Target Company and the Seller:

(i)	the Target Company is not in material violation of any Environmental Laws;

(ii)	the Target Company has operated its business at all times and have received, handled, used, stored, treated, shipped and disposed of all contaminants without material violation of Environmental Laws;

(iii)	there have been no material spills, releases, deposits or discharges of hazardous or toxic substances, contaminants or wastes which have not been rectified or are in the process of being rectified on any of the real property owned or leased by the Target Company during the period of its ownership or tenure or under its control during the period in which it has had control;

(iv)	there have been no releases, deposits or discharges in material violation of Environmental Laws, of any hazardous or toxic substances, contaminants or wastes into the earth, air or into any body of water or any municipal or other sewer or drain water systems by the Target Company;

(v)	no material orders, directions or notices have been issued and remain outstanding pursuant to any Environmental Laws relating to the business or assets of the Target Company other than abandonment and similar notices issued in connection with the normal course of business of the Target Company; and

(vi)	the Target Company holds all material licences, permits and approvals required under any Environmental Laws in connection with the current operation of its business and the ownership and use of its assets, and all such licenses, permits and approvals are in full force and effect.

(bb) The Target Company has not received notice of any proposed environmental policies or laws which the Target Company reasonably believes would have a material adverse effect on the operations of the Target Company, other than those that apply to the industry generally.

(cc) As provided for in the Documents, and to the best of the knowledge of the Seller all Mineral Rights in which the Target Company holds an interest or right have been validly recorded in accordance with all applicable laws and are valid and are under due administrative process; and each of the Mineral Rights and each of the documents, agreements and instruments and obligations relating thereto referred to above is in compliance with all applicable laws, regulations and policies except the outstanding amounts to be settled by the Buyer as set out in this Agreement;

(dd) The description of the Mineral Assets of the Target Company as disclosed in Schedule “A” and as set out in the Documents constitutes an accurate description of all Mineral Assets held by the Target Company. To the knowledge of the Seller and the Target Company, there is no claim or basis for any claim that might or could materially and adversely affect the right of the Target Company, as applicable, to use, transfer or otherwise explore for mineral deposits on such properties, subject to the applicable laws of Argentina, and the Target Company holds interests in such properties free and clear of any liens, charges or encumbrances subject to the applicable laws of Argentina.

(ee) To the best of the knowledge of the Seller, the Mineral Assets have been located and recorded, and are in compliance with all applicable laws, regulations and policies except the outstanding amounts to be settled by the Buyer as set out in this Agreement.

(ff) To the best of the knowledge of the Seller no act or omission has occurred whereby the Target Company is, or would be, in default under the terms of any Mineral Exploration Permits or any other agreement by which the Target Company is bound or which pertains to the Mineral Assets, where such default would impact adversely upon the Mineral Assets, or any of them.

(gg) To the best of the knowledge of the Seller, the Mineral Exploration Permits comprise applications in due process, requests for permits, licenses and authorizations in due process requested by applicable law to allow the Target Company to carry on the business of operating the Mineral Assets and such Mineral Exploration Permits remain valid and in full force and effect as of the date hereof and are in compliance with applicable laws, regulations and policies.  In particular, without limiting the generality of the foregoing, neither the Seller nor the Target Company has received any notice of proceedings relating to the revocation or adverse modification of any mining or exploration permit or licence, nor have they received notice of the revocation or cancellation of, or any intention to, revoke or cancel, any mining claims, groups of claims, exploration rights, mining concessions or mining leases with respect to any of the Mineral Exploration Permits, and is not aware of any proposed action that would result in such revocation or cancellation.

(hh) As of the Effective Date, the Target Company has a positive Working Capital balance.

4. COVENANTS

4.1 Actions to Satisfy Covenants

(a) The Buyer covenants to take all such actions as are within its powers to control and will use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Sections 5.1 and 5.3, including ensuring that during the Interim Period and at Closing, there is no breach of any of its representations and warranties and covenants.

(b) The Seller covenants to take all such actions as are within its power to control and will use commercially reasonable efforts to cause other actions to be taken which are not within its power to control, so as to ensure compliance with all of the conditions set forth in Sections 5.1 and 5.2 including ensuring that during the Interim Period and at Closing, there is no breach of any of its representations and warranties and covenants.

4.2 Access to Records and Claims During Interim Period

(a) During the Interim Period, the Seller covenants to use its best efforts to cause the Target Company to give, or cause to be given, to the Buyer and its Representatives reasonable access during normal business hours to its Books and Records, to conduct such matters as the Buyer considers necessary or desirable to familiarize itself with such Books and Records.

(b) During the Interim Period, the Buyer covenants to give, or cause to be given, to the Seller and its Representatives reasonable access during normal business hours to its Books and Records, to conduct such matters as the Seller considers necessary or desirable to familiarize itself with such Books and Records.

4.3 Interim Period Covenants of the Buyer

During the Interim Period, the Buyer shall not take any action that if taken prior to the Execution Date would have caused any representation and warranty of the Buyer herein to be incorrect in any material respect.

4.4 Interim Period Covenants of the Seller

During the Interim Period, the Seller shall not take any action that if taken prior to the Execution Date would have caused any representation and warranty of the Seller herein to be incorrect in any material respect.

4.5 Injunctions or Restraining Orders

Each of the Parties shall use its best efforts to avoid, oppose, or seek to have lifted or rescinded, any application for, or any resulting injunction or restraining or other order seeking to stop, or that otherwise adversely affects its ability to consummate the Transaction.

4.6 Notice of Untrue Representation or Warranty

During the Interim Period, the Seller will promptly notify the Buyer and the Buyer will promptly notify the Seller, upon becoming aware that any representation or warranty made by it and contained in this Agreement has become inaccurate or incorrect.

4.7 Conduct of Business of the Target Company

During the Interim Period, the Seller covenants and agrees that, without the prior written consent of the Buyer, it will not authorize any of the following actions in connection with the Target Company other than as may be required to give effect to the transactions contemplated by this Agreement:

(a) entering into, modifying or, other than as pursuant to Section 5.3(d), terminating any of the Target Company Contracts;

(b) cancelling or waiving any material claims or rights, including any claims or rights under any of the Target Company Contracts;

(c) (i) amending or modifying its charter documents; (ii) altering the terms and conditions of the Target Company Shares; or (iii) creating, authorizing or agreeing to issue or grant any Convertible Securities of the Target Company;

(d) acquiring any new business or discontinuing or ceasing to operate all or a part of its business;

(e) selling, transferring, disposing of, leasing, encumbering, relinquishing, abandoning, granting any option to purchase or right of first offer/refusal over any of the Purchased Assets of the Target Company Shares;

(f) hiring, retaining or engaging any employees;

(g) making any material change in its methods of accounting, except as required by IFRS, or, other than as contemplated by this Agreement, removing any auditor or director;

(h) making or changing any material Tax election, amending any Tax Return, changing any annual Tax accounting period, adopting or changing any method of Tax accounting, entering into any closing agreement with respect to a material amount of Taxes or settling any material Tax claim, audit or assessment, or taking any action that may adversely impact Taxes of the Target Company after Closing;

(i) incurring any indebtedness for borrowed money or granting any Encumbrances over the assets of the Target Company other than pursuant to the Intercompany Loan;

(j) making any loans or advances to any person or assuming, guaranteeing or otherwise becoming liable with respect to the Liabilities of any other Person;

(k) discharging any obligation or liability (whether accrued, absolute, contingent or otherwise);

(l) (i) settling, offering or proposing to settle, compromise, assign or release any material Legal Claim brought against the Target Company; or (ii) settling, offering or proposing to settle, compromise, assign or release any material Legal Claim brought by the Target Company;

(m) entering into any agreement creating a joint venture or partnership or effecting a business combination or other similar arrangement with another Person;

(n) declaring, making, setting aside or paying any dividend or distribution, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of, or other equity or voting interest in the Target Company or repaying any intercompany loans;

(o) making any bonus or profit-sharing distribution or similar payment of any kind or declaring or paying any dividends;

(p) soliciting, encouraging, or entering into a letter of intent, contract or other agreement with any Person concerning any offer to purchase, directly or indirectly, any shares, securities or other interests or all or substantially all of the shares of the Target Company or any of the Purchased Assets including any joint venture or royalty transaction or similar arrangement, or any other business combination, or initiating or participating in any discussions or negotiations with any Person with respect to any such transactions or similar transactions; and

(q) authorizing, agreeing or otherwise committing, whether or not in writing, to do any of the foregoing.

4.8 Conduct of Business of the Buyer

During the Interim Period, the Buyer covenants and agrees that, without the prior written consent of the Seller, it will not authorize any of the following actions other than as may be required to give effect to the transactions contemplated by this Agreement:

(a) entering into, modifying or terminating any of the Buyer Contracts;

(b) cancelling or waiving any material claims or rights, including any claims or rights under any of the Buyer Contracts;

(c) (i) amending or modifying its charter documents; (ii) altering the terms and conditions of the Buyer Shares or Convertible Securities of the Buyer (including any share split or conversion or exchange of securities for other securities or property); or (iii) creating, authorizing or agreeing to issue or grant any equity securities or securities convertible into or exchangeable or exercisable for equity securities;

(d) acquiring any new business, or discontinuing or ceasing to operate all or a part of its business;

(e) selling, transferring, disposing of, leasing, encumbering, relinquishing, abandoning, granting any option to purchase or right of first offer/refusal over any of the Buyer Properties or the Buyer Other Assets, Buyer Shares or Convertible Securities of the Buyer;

(f) making any material change in its methods of accounting, except as required by IFRS, or other than as contemplated by this Agreement, removing any auditor or director;

(g) making or changing any material Tax election, amending any Tax Return, changing any annual Tax accounting period, adopting or changing any method of Tax accounting, entering into any closing agreement with respect to a material amount of Taxes or settling any material Tax claim, audit or assessment, or taking any action that may adversely impact Taxes of the Buyer after Closing;

(h) incurring any indebtedness for borrowed money or granting any Encumbrances over the assets of the Buyer;

(i) making any loans or advances to any person or assuming, guaranteeing or otherwise becoming liable with respect to the Liabilities of any other Person;

(j) other than as pursuant to the Gaia Energy SPA, discharging any obligation or liability (whether accrued, absolute, contingent or otherwise) which individually or in the aggregate exceeds CDN$50,000;

(k) (i) settling, offering or proposing to settle, compromise, assign or release any material Legal Claim brought against the Buyer; or (ii) settling, offering or proposing to settle, compromise, assign or release any material Legal Claim brought by the Buyer;

(l) entering into any agreement creating a joint venture or partnership or effecting a business combination or other similar arrangement with another Person;

(m) declaring, making, setting aside or paying any dividend or distribution, or splitting, combining, redeeming, reclassifying, purchasing or otherwise acquiring directly, or indirectly, any shares of, or other equity or voting interest in the Buyer or repaying any intercompany loans;

(n) making any bonus or profit-sharing distribution or similar payment of any kind or declaring or paying any dividends; and

(o) authorizing, agreeing or otherwise committing, whether or not in writing, to do any of the foregoing.

4.9 Post Closing Covenants

The Buyer covenants and agrees, as and by way of a post-Closing covenant that shall survive Closing and shall not merge on Closing, that, unless and until the later of (i) the Listing Date and (ii) the date on which any Top Up Shares are issued, it will not authorize any of the following actions without the prior written consent of the Seller, such consent not to be unreasonably withheld:

(a) selling, transferring, disposing of, leasing, encumbering, relinquishing, abandoning, granting any option to purchase or right of first offer/refusal over any of the Target Company Shares or any newly issued shares of the Target Company;

(b) issuing any Convertible Securities or other shares of the Target Company;

(c) selling, transferring, disposing of, leasing, encumbering, relinquishing, abandoning, granting any option to purchase or right of first offer/refusal over any of the Purchased Assets; and

(d) authorizing, agreeing or otherwise committing, whether or not in writing, to do any of the foregoing.

The Buyer also covenants and agrees that, as and by way of a post-Closing covenant that shall survive Closing and shall not merge on Closing that the Buyer will use its best efforts to complete the Listing as soon as reasonably practicable after the Closing Date.

4.10 Tax Matters

(a) The Seller shall make and prepare, and Buyer shall cause the Target Company to duly and timely file, all Tax Returns required to be made or prepared by the Target Company for any Pre-Closing Tax Period for which Tax Returns have not been filed as of the Closing Date. The Seller shall give the Buyer an opportunity to review and comment on those Tax Returns described in this paragraph by providing copies of them to Buyer at least 30 days, in the case of an income Tax Return, and 10 days, in the case of any other Tax Return, before they are required by Applicable Law to be filed. Seller shall consider such reasonable comments as are received from Buyer within 15 days, in the case of an income Tax Return, and five days, in the case of any other Tax Return, before such Tax Returns are required by Applicable Law to be filed.

(b) Buyer shall cause the Target Company to duly and timely make or prepare all Tax Returns required to be made or prepared by it and to duly and timely file all Tax Returns required to be filed by it for any Straddle Period. The Buyer shall give the Seller an opportunity to review and comment on those Tax Returns described in this paragraph by providing copies of them to Seller at least 30 days before they are required by Applicable Law to be filed. Buyer shall consider such reasonable comments as are received from the Seller within five days before such Tax Returns are required by Applicable Law to be filed.

(c) Buyer and Seller shall (i) provide each other with such assistance as may be reasonably requested in connection with the preparation and review of any Tax Return of the Target Company with respect to a Pre-Closing Tax Period or a Straddle Period, (ii) retain and provide the other Party with reasonable access to all records or information that are reasonably relevant to such Tax Returns, and (iii) cooperate fully, as and to the extent reasonably requested by any other Party, in connection with any audit, inquiry, assessment, litigation or other Proceeding with respect to Taxes relating to the Target Company with respect to a Pre-Closing Tax Period or a Straddle Period, to include the retention and (upon the other Party’s reasonable request) the provision of records and information that are reasonably relevant to any such audit, inquiry, assessment, litigation or other Proceeding and making employees and advisors available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.

(d) Except with the written consent of the Seller (which shall not be unreasonably withheld), Buyer shall not, and shall not permit any of its Affiliates (including, for the avoidance of doubt, the Target Company) to, (i) file any amended Tax Return relating to the Target Company with respect to any Pre-Closing Tax Period, (ii) voluntarily approach any Governmental Authority regarding any Taxes or Tax Returns of the Target Company relating to any Pre-Closing Tax Period, (iii) make or change any Tax election or accounting method for the Target Corporation that has retroactive effect to any Pre-Closing Tax Period or (iv) take any action that may knowingly cause the Seller to have a liability or increase any liability of the Seller pursuant to Article 7.

(e) If any Governmental Authority issues to Buyer or the Target Company verbally or in writing: (i) a notice of its intent to audit or conduct another proceeding with respect to a Tax Return or Taxes with respect to a Pre-Closing Tax Period or a Straddle Period, (ii) a notice of its intent to not pay, deny or withdraw a Pre-Closing Tax Refund (as defined below), or (iii) a notice of assessment, reassessment or any other claim of a deficiency in the payment of any Taxes, in each case in respect of Taxes for which the Seller would be required to indemnify a Buyer Indemnified Party pursuant to this Agreement (collectively, a “Tax Contest”), Buyer shall notify the Seller of its receipt of such notice from the Governmental Authority within ten days of receipt. The failure to give such notice shall not, however, relieve the Seller of its indemnification obligations, except to the extent that the Seller is prejudiced thereby. The Seller shall have the right but not the obligation to control any such Tax Contest at its sole cost and expense, provided, that: (A)  the Seller shall keep Buyer reasonably informed regarding the status of such Tax Contest and Buyer shall be provided copies of any material correspondence relating thereto; (B) the Seller shall consult with Buyer regarding the defense of such Tax Contest, and Buyer shall have the right to participate (at Buyer’s sole cost and expense), in such Tax Contest; (C) the Seller shall provide to Buyer a reasonable opportunity to comment on any representations or submissions proposed to be made to a Governmental Authority in respect of such Tax Contest and to attend any meeting with any such Governmental Authority with respect to such matters; and (D) the Seller shall not settle, resolve or abandon such Tax Contest without the prior written consent of Buyer (which shall not be unreasonably withheld, conditioned or delayed). If the Seller elects not to exercise the right to assume control of a Tax Contest pursuant to this Section 4.9(e), then Buyer will have the right, at the Seller’s sole cost and expense, to control any such Tax Contest and will provide the Seller a reasonable opportunity to comment on any representations or submissions proposed to be made to a Governmental Authority in respect of such Tax Contest and shall not settle, resolve or abandon such Tax Contest without the prior written consent of the Seller (which shall not be unreasonably withheld, conditioned or delayed). In the event of a conflict between the provisions of this Section 4.9(e) and Section 7.6, the provisions of this Section 4.9(e) shall prevail.

(f) Tax refunds and credits in respect of any Pre-Closing Tax Period that are received or applied after the Closing Date by the Target Company (a “Pre-Closing Tax Refund”), net of any Tax costs incurred on account of the receipt of such refund or credit by the Target Company, shall be for the account of the Seller, and Buyer shall pay, or cause the Target Company to pay, to the Seller such amount, within ten days after receipt or reduction; provided that any such refund that is subsequently disallowed by the relevant Governmental Authority shall be paid by Seller to Buyer, together with any interest or other charges imposed by such Governmental Authority in respect of such amount paid, within 30 days of the disallowance.

The Buyer shall be responsible for all Taxes allocable to the portion of the Straddle Period and all taxable periods of the Target Company commencing after the Closing Date.

5. CONDITIONS OF CLOSING

5.1 Mutual Conditions of Closing

The completion of the Transaction is subject to the following condition for the mutual benefit of the Buyer and the Seller to be fulfilled or performed, unless otherwise stated, at or prior to Closing:

(a) no preliminary or permanent injunction or other order, decree, or ruling issued by a Governmental Authority, and no statute, rule, regulation or executive order promulgated or enacted by a Governmental Authority, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the Transaction shall be in effect.

The condition contained in this Section 5.1 may be waived in whole or in part by the mutual agreement of the Buyer and the Seller without prejudice to any Legal Claim either of them may have for breach of covenant, representation or warranty.

5.2 Conditions of Closing in Favour of the Buyer

The completion of the Transaction is subject to the following conditions for the exclusive benefit of the Buyer, to be fulfilled or performed, unless otherwise stated, at or prior to Closing:

(a) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Seller at or before Closing will have been complied with or performed in all material respects, or if already so qualified, performed in all respects, and a certificate of the Seller dated the Closing Date to that effect will have been delivered to the Buyer, such certificate to be in form and substance satisfactory to the Buyer acting reasonably;

(b) the Seller shall have delivered the Closing deliverables to the Buyer in accordance with Section 6.4;

(c) as at the Closing Date, the Target Company shall have a positive Working Capital balance;

(d) prior to Closing, all Employees of the Target Company shall be terminated and amounts due and owing or accrued due, but not yet owing, for all Employees’ compensation, including vacation pay, premiums and contributions for Statutory Plans, accrued wages, salaries, commissions, severance, payments to consultants, and Employee Plan payments shall have been satisfied by the Target Company;

(e) at the Closing, the Intercompany Loan shall have shall have been assigned to the Buyer; and

(f) no Material Adverse Change shall have occurred with respect to the Target Company.

Any condition contained in this Section 5.2 may be waived in whole or in part by the Buyer without prejudice to any claim the Buyer may have for breach of covenant, representation or warranty.

5.3 Conditions of Closing in Favour of the Seller

The completion of the Transaction is subject to the following conditions for the exclusive benefit of the Seller to be fulfilled or performed, unless otherwise stated, at or prior to Closing:

(a) all of the terms, covenants and conditions of this Agreement to be complied with or performed by the Buyer at or before Closing will have been complied with or performed in all material respects, or if already so qualified, performed in all respects, and a certificate of a director or senior officer of the Buyer dated the Closing Date to that effect will have been delivered to the Seller, such certificates to be in form and substance satisfactory to the Seller, acting reasonably;

(b) the Buyer shall have delivered the Closing deliverables to the Seller in accordance with Section 6.3; and

(c) no Material Adverse Change shall have occurred with respect to the Buyer.

Any condition contained in this Section 5.3 may be waived in whole or in part by the Seller without prejudice to any Legal Claim the Seller may have for any breach of covenant, representation or warranty.

6. CLOSING ARRANGEMENTS

6.1 Closing Date and Place

Closing will occur on the Closing Date at 10:00 a.m. (Toronto time) at the Toronto offices of Cassels Brock & Blackwell LLP or at such other place, time and date as the Parties may mutually agree. Notwithstanding the foregoing, in lieu of a physical closing, the Parties agree that the Closing may take place on the Closing Date on the exchange of solicitors’ undertakings which will involve each Party’s solicitor delivering to his or her counterpart all required documentation and payments, to be held in escrow and not released until all such documentation has been executed and delivered and all conditions have been satisfied and each Party’s solicitor has authorized in writing that the escrow is to be terminated.

6.2 Preparation of Closing Documents

(a) On or prior to the Closing Date, the Seller will prepare, or cause to be prepared, and deliver to the Buyer the closing documents listed in Section 6.4, previously approved by the Buyer, acting reasonably.

(b) On or prior to the Closing Date, the Buyer will prepare, or cause to be prepared, and deliver to the Seller the closing documents listed in Section 6.3 previously approved by the Seller, acting reasonably.

(c) On the Closing Date, the Buyer will issue and deliver the Consideration Shares to the Seller in accordance with the written directions from the Seller received at least two Business Days prior to the Closing Date.

6.3 Buyer Closing Documents

The Buyer will deliver or cause the following documents, duly executed by the Buyer (and where applicable, the Target Company as indicated below or any other Person as indicated below) to be delivered to the Seller on or prior to Closing:

(a) a certified copy of the constating documents of the Buyer and the resolutions of the board of directors of the Buyer approving the entering into this Agreement, and the Ancillary Agreements and the completion of the transactions contemplated by this Agreement and the Ancillary Agreements including without limitation, the issuance of the Consideration Shares and the Contingent Shares and the execution and delivery of this Agreement and each of the Ancillary Agreements (with the duly appointed officer certifying that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated under this Agreement and the Ancillary Agreements);

(b) a certified copy of the resolutions of the newly constituted board of directors of the Target Company approving the entering into of the Royalty Agreements and the completion of the transactions contemplated by this Agreement and the Royalty Agreements, and the execution and delivery of each of the Royalty Agreements (with the duly appointed officer certifying that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated under this Agreement and the Royalty Agreements);

(c) a certificate of good standing with respect to the Buyer dated no more than one Business Day prior to the Closing Date;

(d) a certificate of incumbency with respect to the Buyer;

(e) a certified copy of resolutions of the board of directors of the Buyer appointing one nominee of the Seller to the board of directors of the Buyer effective as of the Listing;

(f) the Investor Rights Agreement, executed by the Buyer;

(g) the Laguna Project Royalty Agreement, executed by both the Buyer and the Target Company;

(h) the Huemul II Royalty Agreement, executed by both the Buyer and the Target Company;

(i) releases in favour of all of the directors and officers and legal representatives in Argentina of the Target Company who are resigning, executed by the Target Company;

(j) a certified copy of resolutions of the sole shareholder of the Target Company (being the Buyer) electing or appointing the nominees of the Buyer as the directors and legal representatives in Argentina of the Target Company;

(k) a certified copy of resolutions of the directors of the Target Company, electing or appointing the nominees of the Buyer as officers and legal representative in Argentina of the Target Company;

(l) a share certificate(s) or DRS Advice(s) duly registered in the name of the Seller (or as directed by the Seller) representing the Consideration Shares;

(m) a receipt for the Target Company Shares; and

(n) all necessary deeds, conveyances, transfers and assignments and any other instruments necessary or reasonably required to give full force and effect to the Transaction.

6.4 The Seller Closing Documents

The Seller will deliver or cause the following documents, duly executed by the Seller (or any other Person as indicted below) to be delivered to the Buyer at the Closing:

(a) a certified copy of the constating documents of the Seller and the resolutions of the board of directors of the Seller approving the entering into this Agreement and the Ancillary Agreements and the completion of the Transaction including without limitation, the transfer of the Target Company Shares and the execution and delivery of this Agreement and the Ancillary Agreements (with the duly appointed officer certifying that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated under this Agreement);

(b) a certified copy of the constating documents of the Target Company and the resolutions of the directors the Target Company approving the transfer of the Target Company Shares as contemplated by this Agreement (with the duly appointed officer certifying that all such resolutions are in full force and effect and are all the resolutions adopted in connection with the transactions contemplated under this Agreement);

(c) a certificate of good standing with respect to the Seller dated no more than one Business Day prior to the Closing Date;

(d) a certificate of good standing with respect to the Target Company dated no more than one Business Day prior to the Closing Date;

(e) a certificate of incumbency with respect to the Seller;

(f) a certificate of incumbency with respect to the Target Company;

(g) the Investor Rights Agreement, executed by the Seller or a nominee of the Seller;

(h) the Laguna Project Royalty Agreement, executed by the Seller or a nominee of the Seller;

(i) the Huemul II Royalty Agreement, executed by the Seller or a nominee of the Seller;

(j) resignations and mutual releases of each of the directors and officers and legal representatives in Argentina of the Target Company;

(k) duly endorsed for transfer share certificate representing the Target Company Shares and a share certificate showing the Buyer as the registered holder of all of the Target Company Shares;

(l) a receipt for the Consideration Shares;

(m) an assignment agreement with respect to the Intercompany Loan;

(n) an executed copy of the unanimous shareholders’ agreement of the Buyer dated March 1, 2023; and

(o) all necessary deeds, conveyances, transfers and assignments and any other instruments necessary or reasonably required to give full force and effect to the transaction contemplated.

6.5 Concurrent Requirements

All of the matters of payment and delivery of documents by each Party to the other will be deemed to be concurrent requirements so that nothing is complete until everything has been paid, delivered and registered.

7. INDEMNIFICATION, RELEASE AND REMEDIES

7.1 Indemnification by the Seller

From and after the Time of Closing, the Seller will indemnify, defend and hold harmless, the Buyer and its respective employees, directors, officers, representatives and related Persons (collectively and together with the Buyer, the “Buyer Indemnified Persons”) from and against any Legal Claims or Expenses, and will pay to the Buyer Indemnified Persons, on demand, the amount of any Expenses suffered by or imposed upon or asserted against any of the Buyer Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a) any inaccuracy or breach of any representation or warranty made by the Seller in this Agreement;

(b) any breach or non-fulfilment by the Seller of any covenant, condition or obligation of the Seller contained in this Agreement; or

(c) any commission or other remuneration payable to any broker, agent or other intermediary who acted or purported to act on behalf of the Seller in connection with the Transaction.

7.2 Indemnification by the Buyer

From and after the Time of Closing, the Buyer will indemnify, defend and hold harmless, the Seller and its employees, directors, officers, representatives and related Persons (collectively and together with the Seller, the “Seller Indemnified Persons”) from and against any Legal Claims or Expenses, and will pay to the Seller Indemnified Persons, on demand, the amount of any Expenses suffered by, imposed upon or asserted against any of the Seller Indemnified Persons as a result of, in respect of, connected with, or arising out of:

(a) any inaccuracy or breach of any representation or warranty made by Buyer in this Agreement;

(b) any breach or non-fulfilment by the Buyer of any covenant, condition or obligation of the Buyer contained in this Agreement; or

(c) any commission or other remuneration payable to any broker, agent or other intermediary who acted or purported to act on behalf of the Buyer in connection with the Transaction.

7.3 Tax Indemnity of the Seller. Without limiting the generality of Section 7.1 herein, the Seller shall be responsible for and shall indemnify and save harmless the Buyer and its affiliates and their respective directors, officers, employees, agents and representatives from and against any liability, damages, losses, claims, demands, actions, assessments, reassessments, causes of action, costs (including interest, fines and penalties) and expenses which may be made or brought against the Buyer, its affiliates or their respective directors, officers, employees, agents and representatives, or which any of them may suffer or incur as a result of, or in respect of or arising out of Taxes imposed by any Governmental Agency on or in respect of the Mineral Assets for the period ending before the Closing Date.

7.4 Tax Indemnity of the Buyer. Without limiting the generality of Section 7.2 herein, the Buyer shall be responsible for and shall indemnify and save harmless the Seller and its affiliates and their respective directors, officers, employees, agents and representatives from and against any liability, damages, losses, claims, demands, actions, assessments, reassessments, causes of action, costs (including interest, fines and penalties) and expenses which may be made or brought against the Seller, its affiliates or their respective directors, officers, employees, agents and representatives, or which any of them may suffer or incur as a result of, or in respect of or arising out of Taxes imposed by any Governmental Agency on or in respect of the Target company and the Mineral Assets for the period ending on or after the Closing Date.

7.5 Agency for Non-Parties

Each Party hereby accepts each indemnity in favour of its indemnified persons who are not Parties as agent and trustee for and on their behalf. A Party may enforce an indemnity in favour of any of that Party’s indemnified Persons on behalf of each such Person.

7.6 Notice of Legal Claims

(a) If a Party entitled to be indemnified under the foregoing provisions of this Article 7 (an “Indemnified Party”) wishes to make a Legal Claim for indemnification hereunder against the Buyer, on the one hand, or the Seller, on the other hand (herein called the “Indemnifying Party”), the Indemnified Party will promptly give written notice thereof to the Indemnifying Party of the Legal Claim (a “Notice of Claim”). The Notice of Claim will specify whether the Legal Claim originates with the Indemnified Party (a “Direct Claim”) or with a third Person (a “Third Party Claim”) and will specify with reasonable particularity (to the extent that information is available):

(i)	the factual basis for the Legal Claim; and

(ii)	the amount of the Legal Claim or, if an amount is not then determinable, an approximate estimate of the potential amount of the Legal Claim, to the extent such an estimate can reasonably be given at that time.

(b) If an Indemnified Party fails to provide the Indemnifying Party with a Notice of Legal Claim promptly as required by Section 7.4(a), the Indemnifying Party shall be relieved of the obligation to pay damages to the extent it can show that it was prejudiced in its defence of the Legal Claim or in proceeding against a third Person who would have been liable to it but for the fact of the delay, but the failure to provide such Notice of Claim promptly shall not otherwise release the Indemnifying Party from its obligations under this Article 7.

(c) If the date by which a Notice of Claim must be given as set forth in Section 8.1 in respect of a breach of representation and warranty has passed without any Notice of Claim having been given to the Indemnifying Party, then the related Legal Claim shall be forever extinguished, notwithstanding that by the date specified in Section 8.1, the Indemnified Party did not know, and in the exercise of reasonable care could not have known, of the existence of the Legal Claim.

7.7 Direct Claims

With respect to any Direct Claim, following receipt of a Notice of Claim from the Indemnified Party, the Indemnifying Party shall have 45 days to make such investigation of the Legal Claim as is considered necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Legal Claim, together with all such other information as the Indemnifying Party may reasonably request. If both Parties agree at or prior to the expiration of such 45-day period (or any mutually agreed upon extension thereof) to the validity and amount of such Legal Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed-upon amount of the Legal Claim, failing which the Indemnified Party is free to pursue all rights and remedies available to it, subject to this Agreement.

7.8 Third Party Claims

(a) Subject to Section 7.7(d), upon receiving a Notice of Claim, the Indemnifying Party may participate in the investigation and defence of the Third Party Claim, and may also elect to assume the investigation and defence of the Third Party Claim with counsel satisfactory to the Indemnified Party, acting reasonably; provided that the Indemnifying Party shall not have the right to assume such investigation and defence, and shall pay the fees and expenses of counsel retained by the Indemnified Party, if the Third Party Claim involves a claim that, in the good faith judgment of the Indemnified Party, the Indemnifying Party failed or is failing to vigorously prosecute or defend. The Indemnified Party shall cooperate in good faith in any such defence. The Indemnified Party shall have the right, at its own cost and expense, to participate in the defence of any Third Party Claim with counsel selected by it subject to the Indemnifying Party’s right to control the defence thereof.

(b) In order to assume the investigation and defence of a Third Party Claim, the Indemnifying Party must give the Indemnified Party written notice of its election within 20 days of the Indemnifying Party’s receipt of the Notice of Claim.

(c) Subject to Section 7.7(d), if the Indemnifying Party assumes the investigation and defence of a Third Party Claim:

(i)	the Indemnifying Party will pay for all reasonable costs and expenses of the investigation and defence of the Third Party Claim except that the Indemnifying Party will not, so long as it diligently conducts such defence, be liable to the Indemnified Party for any fees of other counsel or any other expenses with respect to the defence of the Third Party Claim, incurred by the Indemnified Party after the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim;

(ii)	the Indemnifying Party will reimburse the Indemnified Party for all reasonable costs and expenses incurred by the Indemnified Party in connection with the investigation and defence of the Third Party Claim prior to the date the Indemnifying Party validly exercised its right to assume the investigation and defence of the Third Party Claim; and

(iii)	if the Indemnifying Party thereafter fails to defend the Third Party Claim within a reasonable time, the Indemnified Party shall be entitled to assume such defence and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to the Third Party Claim.

(d) Where the named parties to any Third Party Claim include the Indemnified Party as well as the Indemnifying Party and the Indemnified Party determines in good faith, based on advice from its legal counsel, that joint representation would be inappropriate due to the actual or potential differing interests between them or there may be one or more legal defences available to the Indemnified Party which are different from or in addition to those available to the Indemnifying Party, and the Indemnified Party notifies the Indemnifying Party in writing that it elects to retain separate counsel, the Indemnifying Party shall not have the right to assume the defence of such Third Party Claim on behalf of the Indemnified Party but shall be liable to pay the reasonable fees and expenses of counsel of the Indemnified Party.

(e) If the Indemnified Party undertakes the defence of the Third Party Claim, the Indemnifying Party will not be bound by any compromise or settlement of the Third Party Claim effected without the consent of the Indemnifying Party (which consent may not be unreasonably withheld or delayed).

(f) The Indemnifying Party will not be permitted to compromise and settle or to cause a compromise and settlement of a Third Party Claim without the prior written consent of the Indemnified Party, which consent may not be unreasonably withheld or delayed, unless:

(i)	the terms of the compromise and settlement require only the payment of money for which the Indemnified Party is entitled to full indemnification under this Agreement and the Indemnifying Party agrees to timely pay such amount in full; and

(ii)	the Indemnified Party is not required to admit any wrongdoing, take or refrain from taking any action, acknowledge any rights of the person making the Third Party Claim or waive any rights that the Indemnified Party may have against the person making the Third Party Claim.

7.9 Duty to Mitigate

Nothing in this Agreement in any way restricts or limits the general obligation pursuant to Applicable Laws of an Indemnified Party to take reasonable steps to mitigate any loss which it may suffer or incur by reason of the breach or failure to perform of any representation, warranty, covenant or obligation of the Indemnifying Party under this Agreement. If any claim can be reduced by any recovery, settlement or otherwise under or pursuant to any insurance coverage, or pursuant to any claim, recovery, settlement or payment by or against any other person, the Indemnified Party shall take all reasonable steps to enforce such recovery, settlement or payment and the amount of any losses of the Indemnified Party will be reduced by the amount actually recovered by the Indemnified Party (net of collection expenses).

7.10 Purchase Price Adjustment

Any payment made by the Seller as an Indemnifying Party to the Buyer pursuant to Article 7 will constitute a dollar-for-dollar decrease in the purchase price and any payment made by the Buyer as an Indemnifying Party to the Seller pursuant to Article 7 will constitute a dollar-for-dollar increase in the purchase price.

7.11 Exclusivity

No Party may make any claim for damages in respect of this Agreement or in respect of any breach or termination thereof, against any other Party except by making a Legal Claim pursuant to and in accordance with Article 7.

7.12 Tax Benefit

With respect to any indemnification claim by an Indemnified Party against an Indemnifying Party under this Article 7, the amount of any Expenses incurred by such Indemnified Party in respect of such indemnification claim shall be deemed to be reduced by any Tax benefit realized by the Indemnified Party or the Target Company (including as a reduction in Taxes payable, a credit, or a Tax refund) as a result of the matter giving rise to such Expenses.

8. LIMITATIONS ON LIABILITY

8.1 Time Limitation

The representations and warranties set forth in this Agreement will survive for a period of two years following the Closing Date, after which time the Parties will not have any further liability hereunder with respect to such representations and warranties, except in respect of any Legal Claim made in writing with respect to any inaccuracy or deficiency in or breach of any such representation and warranty made prior to the expiration of the period noted above.

8.2 Monetary Limitation of the Seller

The Seller’s obligation to indemnify Buyer Indemnified Persons under Section 7.1 of this Agreement is subject to the following:

(a) the Seller will have no liability under this Agreement and no Expenses may be recovered from it unless the Legal Claims of the Buyer Indemnified Persons for indemnification under Section 7.1(a) exceed, in the aggregate C$25,000, in which event the accumulated aggregate amount of all such Expenses may be recovered, it being understood and agreed that there shall be no threshold on the Seller’s liability in respect of Legal Claims by any of the Buyer Indemnified Persons for Expenses in respect of Legal Claims under Section 7.1(b) or Section 7.1(c); and

(b) the Seller’s liability in respect of Legal Claims by any of the Buyer Indemnified Persons for Expenses under Section 7.1(a) will not exceed C$2.5 million in the aggregate, it being understood and agreed that there shall be no limit on the Seller’s liability for Expenses in respect of Legal Claims by any of the Buyer Indemnified Persons for Expenses under Section 7.1(b) or Section 7.1(c).

8.3 Monetary Limitation of the Buyer

The Buyer’s obligation to indemnify Seller Indemnified Persons under Section 7.2 of this Agreement is subject to the following:

(a) the Buyer will have no liability under this Agreement and no Expenses may be recovered from it unless the Legal Claims of the Seller Indemnified Persons for indemnification under Section 7.2(a) exceed, in the aggregate C$25,000, in which event the accumulated aggregate amount of all such Expenses may be recovered, it being understood and agreed that there shall be no threshold on the Buyer’s liability in respect of Legal Claims by any of the Seller Indemnified Persons for Expenses in respect of Legal Claims under Section 7.2(b) or Section 7.2(c); and

(b) the Buyer’s liability in respect of Legal Claims by any of the Seller Indemnified Persons for Expenses under Section 7.2(a) will not exceed C$2.5 million in the aggregate, it being understood and agreed that there shall be no limit on the Buyer’s liability for Expenses in respect of Legal Claims by any of the Seller Indemnified Persons for Expenses under 7.2(b) or Section 7.2(c).

9. TERMINATION

9.1 Termination

This Agreement may be terminated on or prior to the Time of Closing:

(a) by the mutual written agreement of the Parties;

(b) by the Buyer upon written notice to the Seller if the conditions in Section 5.2 are not satisfied (or waived by the Buyer) on or prior to the Outside Date; provided that, the right of the Buyer to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to the Buyer if the Buyer’s failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date;

(c) by the Seller upon written notice to the Buyer if the conditions in Section 5.3 are not satisfied (or waived by the Seller) on or prior to the Outside Date; provided that, the right of the Seller to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to the Seller if its failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to have occurred on or before such date; or

(d) by either Party, if a Governmental Authority has issued or enacted any Applicable Law or taken any other action, in each case, which has become final and non-appealable and which restrains, enjoins or otherwise prohibits the consummation of the transactions contemplated by this Agreement.

9.2 Effect of Termination

In the event of the termination of this Agreement pursuant to Section 9.1, this Agreement (other than this Section 9.2, Article 10, Article 11, Article 12 and Article 13, each of which shall survive such termination) will forthwith become void, there will be no liability on the part of any Party or any of their respective officers or directors to the other Party and all rights and obligations of each Party will cease, except that nothing herein will relieve any Party from liability for any breach, prior to termination of this Agreement in accordance with its terms, of any representation, warranty or covenant contained in this Agreement.

9.3 Expenses

Except where otherwise agreed in writing, each Party will bear its own costs and expenses of this Agreement and the transactions herein referenced (including finder’s or broker’s fees and commissions) regardless of whether this Agreement and such transactions close.

10. RELATIONSHIP AND OTHER RIGHTS

10.1 Relationship of Parties

Save and except as otherwise specifically provided herein, the rights, privileges, duties, obligations and Liabilities, as between the Parties shall be separate and not joint or collective and nothing herein contained unless expressly provided to the contrary, shall be construed as creating a partnership, an association, agency or a trust of any kind or as imposing upon any of the Parties any partnership duty, obligation or liability.

10.2 Other Opportunities

Each of the Parties shall have the free and unrestricted right independently to engage in and receive the full benefits of any and all business endeavours of any sort whatsoever whether or not competitive with the endeavours contemplated herein without consulting the other Party or inviting or allowing the other Party to participate therein. Neither of the Parties shall be under any fiduciary or other duty to the other Party which shall prevent them from engaging in or enjoying the benefits of competing endeavours within the general scope of endeavours contemplated by this Agreement. The legal doctrine of “corporate opportunity” sometimes applied to Persons engaged in a joint venture or having fiduciary status shall not apply in the case of the Parties.

11. CONFIDENTIALITY

11.1 Confidentiality

All Confidential Information (whether Business Information or Party Information) received or generated by any Party as a result of or in connection with the assets of the Party or this Agreement, shall be confidential and treated in accordance with the Confidentiality Agreement.

12. NOTICE - GENERAL

12.1 Notices

All notices, requests, demands or other communications which by the terms hereof are permitted or required to be given by any Party to the other Party shall be given in writing by personal delivery or by email, addressed to such other Party or delivered to such other Party as follows:

To:	Seller at:

Consolidated Uranium Inc.
401-217 Queen St. West
Toronto, Ontario M5V 0R2

Attention: Philip Williams
Email: pwilliams@isoenergy.ca

With a copy to (which shall not constitute notice):

Cassels Brock & Blackwell LLP
Bay Adelaide Centre – North Tower
40 Temperance Street, Suite 3200
Toronto ON M5H 0B4

Attention: Jamie Litchen
Email: jlitchen@cassels.com

To:	Buyer at:

Jaguar Uranium Corp.

150 King St W #200

Toronto, ON M5H 1J9

Attention: Steven Gold
Email: sgold@jaguaruranium.com

With a copy to (which shall not constitute notice):

TingleMerrett LLP

1250, 639 – 5th Ave. SW

Calgary, AB T2P 0M9

Attention: Scott Reeves

Email: sreeves@tinglemerrett.com

or at such other addresses and to such other Person that may be given by any of them to the others in writing from time to time on two days’ prior written notice and such notices, requests, demands or other communications shall be deemed to have been received when delivered.

13. GENERAL

13.1 Severability

Any provision of this Agreement which is invalid or unenforceable shall not affect any other provision and shall be deemed to be severable herefrom.

13.2 Governing Law

This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable in such province. The Parties irrevocably agree that the courts of the Province of Ontario are to have non-exclusive jurisdiction to settle any disputes which may arise out of or in connection with this Agreement and that, accordingly, any suit, action or proceedings arising out of or in connection with this Agreement (referred to in this Section as the “Proceedings”) may be brought in such courts. The Parties irrevocably waive and covenant not to raise any objection which they may have now or hereafter to the venue of any Proceedings in any such court, including that the Proceedings have been brought in an inconvenient forum.

13.3 Further Assurances

The Parties shall sign such further and other documents and do such further acts or things as may be necessary or desirable in order to give full force and effect to this Agreement and every part hereof.

13.4 Amendment

This Agreement may not be amended or modified in any respect except by written instrument signed by the Parties.

13.5 Entire Agreement

This Agreement and the Confidentiality Agreement constitute the entire agreement between the Parties with respect to the subject matter hereof and supercede the Term Sheet. The execution of this Agreement has not been induced by nor do the Parties rely upon or regard as material, any covenants, representations or warranties whatsoever not incorporated herein and made a part hereof.

13.6 Enurement/Successors and Assigns

This Agreement shall enure to the benefit of and be binding upon the Parties and each of their successors and permitted assigns.

13.7 Waiver

A waiver of any breach of a provision of this Agreement shall not be binding upon a Party unless the waiver is in writing and signed by the Party providing the waiver, and such waiver shall not affect such Party’s rights in respect of any subsequent or other breach.

13.8 Counterparts

This Agreement may be executed in several counterparts and by electronic transmission, each of which so executed shall be deemed to be an original and such counterparts together shall constitute one and the same document.

[Signature page follows]

IN WITNESS WHEREOF the Parties have executed these presents as of the date and year first above written.

JAGUAR URANIUM CORP.

Per:	/s/ Steven Gold
	Name:	Steven Gold
	Title:	Chief Executive Officer
I have authority to bind the corporation

CONSOLIDATED URANIUM INC.

Per:	/s/ Philip Williams
	Name:	Philip Williams
	Title:	Chief Executive Officer
I have authority to bind the corporation

Schedule “A”

Description of Target Company Properties

1. Laguna Salada Mining Properties (Chubut Province)

File No.	Name of property	Claim type
16362	GAP 1	CATEO
16363	GAP 2	CATEO
16955	GAP 3	CATEO
16956	GAP 4	CATEO
16957	GAP 5	CATEO
15496	GUANACO I	M.D.
15497	GUANACO II	M.D.
15498	GUANACO III	M.D.
15657	GUANACO IV	M.D.
15873	GUANACO V	M.D.
15874	GUANACO VI	M.D.
15875	GUANACO VII	M.D.
16119	HORQUETA 1	CATEO
16120	HORQUETA 2	CATEO
16150	HORQUETA 3	CATEO
16151	HORQUETA 4	CATEO
16152	HORQUETA 5	CATEO
15280	HOPE 1	CATEO
15281	HOPE 2	CATEO
15282	HOPE 3	CATEO
15283	HOPE 4	CATEO
15222	LAGO SECO	CATEO
15229	LAGO SECO 2	CATEO
15576	LAGO SECO OESTE	CATEO
15623	LAGO SECO SUR	CATEO
16160	LA ROSADA	CATEO
16553	SUSANA	M.D.
15800	NORTE	CATEO

2. Huemul Mining Properties (Mendoza Province)

File No.	Name of property	Claim type
02967014-A-22	HUEMUL NORTE	CATEO
02965342-A-22	HUEMUL SUR	CATEO
18-C-57	HUEMUL	MINE
355-C-96	SILVANA	MD
089866266-C-22	MIRANO NORTE	MD
08987498-C-22	CARMENCITA	MD
3161-E-06	CERRO BUTALO	MD

3. Sierra Pintada Mining Properties (Mendoza Province)

File No.	Name of property	Claim type
2902-M-05	UNKNOWN	CATEO
2903-M-05	UNKNOWN	CATEO
2904-M-05	UNKNOWN	CATEO
2919-M-05	UNKNOWN	CATEO
2920-M-05	UNKNOWN	CATEO
2922-M-05	UNKNOWN	CATEO
2924-M-05	UNKNOWN	CATEO
2925-M-05	UNKNOWN	CATEO
3243-M-05	UNKNOWN	CATEO
EXP-2024-00690480-GDEMZA#DMIMEIYE	CERRO COLORADO	CATEO
EXP-2024-00686360-GDEMZA#DMIMEIYE	LOS CASTAÑOS	CATEO
EXP-2024-00689228-GDEMZA#DMIMEIYE	LOS PAJARITOS	CATEO
EXP-2024-00690693-GDEMZA#ENERGAMB	AGUA DE LA PIEDRA	CATEO
EXP-2024-00688511-GDEMZA#DMIMEIYE	LAS CABRAS	CATEO
EXP-2024-00689803-GDEMZA#DMIMEIYE	CERRO NEGRO	CATEO

Schedule “B”

Buyer Contracts

1.	Share Purchase Agreement dated December 8, 2023 among the Buyer, Gaia Energy Inc. (“Gaia Energy”) and Green Shift Commodities Ltd. (“Green Shift”), as amended by Amending Agreement dated April 8, 2024 among the Buyer, Gaia Energy and Green Shift.

2.	Unanimous Shareholders Agreement dated March 1, 2023 among the Buyer and each of the shareholders thereof.

3.	Pledge Agreement Over Future Mining Products dated April 8, 2024 among the Buyer, Gaia Energy Investments Ltd. (“Gaia Investments”), Berlin (BVI) Limited (“Berlin BVI”), Gaia Energy Investments Ltd Sucursal Columbia (“Gaia Columbia”), Berlin (BVI) Limited Sucursal Columbia (“Berlin Columbia”) and Green Shift.

4.	Pledge Agreement Over Economic Rights dated April 8, 2024 among the Buyer, Gaia Energy Investments Ltd. (“Gaia Investments”), Berlin (BVI) Limited (“Berlin BVI”), Gaia Energy Investments Ltd Sucursal Columbia (“Gaia Columbia”), Berlin (BVI) Limited Sucursal Columbia (“Berlin Columbia”) and Green Shift.

5.	Net Smelter Return Royalty Agreement dated April 8, 2023 among the Buyer, Gaia Investments, Berlin BVI, Gaia Columbia, Berlin Columbia and Green Shift.

6.	Warrant Certificate of the Buyer dated December 14, 2023 issued to JJVizquerra Holdings Corp. for the purchase of 213,333 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

7.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Roxy Capital Corp. for the purchase of 300,000 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

8.	Warrant Certificate of the Buyer dated December 14, 2023 issued to RJL18 Capital LP for the purchase of 213,333 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

9.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Bernardo Alvarez Calderon for the purchase of 66,667 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

10.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Luis Augusto Ducassi Helguero for the purchase of 300,000 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

11.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Jenga Limited for the purchase of 31,833 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

12.	Warrant Certificate of the Buyer dated December 14, 2023 issued to 2686225 Ontario Inc. for the purchase of 66,667 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

13.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Coronation Street Capital Inc. for the purchase of 75,000 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

14.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Government Road Capital Inc. for the purchase of 154,500 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

15.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Jason Atkinson for the purchase of 75,000 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

16.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Beaconsfield Ventures Ltd. for the purchase of 466,667 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

17.	Warrant Certificate of the Buyer dated December 14, 2023 issued to Scott Reeves for the purchase of 37,500 Buyer Shares at an exercise price of $1.00 per share until December 14, 2028.

18.	Option Agreement dated March 15, 2024 between the Buyer and Steven Gold for the purchase of an aggregate 100,000 Buyer Shares at an exercise price of USD$2.00 per share until March 15, 2029.

19.	Option Agreement dated March 15, 2024 between the Buyer and Scott Reeves for the purchase of an aggregate 60,000 Buyer Shares at an exercise price of USD$2.00 per share until March 15, 2029.

20.	Option Agreement dated March 15, 2024 between the Buyer and Andres Caceres for the purchase of an aggregate 20,000 Buyer Shares at an exercise price of USD$2.00 per share until March 15, 2029.

21.	Option Agreement dated May 21, 2024 between the Buyer and Trumbull Fisher for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until May 21, 2029.

22.	Option Agreement dated May 21, 2024 between the Buyer and Max LeClerc for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until May 21, 2029.

23.	Option Agreement dated June 18, 2024 between the Buyer and Oscar Sepulveda for the purchase of an aggregate 40,000 Buyer Shares at an exercise price of USD$4.00 per share until June 18, 2029.

24.	Option Agreement dated June 18, 2024 between the Buyer and Will Avery for the purchase of an aggregate 50,000 Buyer Shares at an exercise price of USD$4.00 per share until June 18, 2029

25.	Option Agreement dated June 30, 2024 between the Buyer and Luis Ducassi for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

26.	Option Agreement dated June 30, 2024 between the Buyer and Steven Gold for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

27.	Option Agreement dated June 30, 2024 between the Buyer and Max LeClerc for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

28.	Option Agreement dated June 30, 2024 between the Buyer and Trumbull Fisher for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

29.	Option Agreement dated June 30, 2024 between the Buyer and Jose Vizquerra for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

30.	Option Agreement dated June 30, 2024 between the Buyer and Robert Shaw for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

31.	Option Agreement dated June 30, 2024 between the Buyer and Eric Lazer for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

32.	Option Agreement dated June 30, 2024 between the Buyer and Dean Lazer for the purchase of an aggregate 35,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

33.	Option Agreement dated June 30, 2024 between the Buyer and Mark Souvenir for the purchase of an aggregate 10,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

34.	Option Agreement dated June 30, 2024 between the Buyer and Scott Reeves for the purchase of an aggregate 10,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

35.	Option Agreement dated June 30, 2024 between the Buyer and Greg Lipschitz for the purchase of an aggregate 10,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

36.	Option Agreement dated June 30, 2024 between the Buyer and Tyron Breytenbach for the purchase of an aggregate 10,000 Buyer Shares at an exercise price of USD$4.00 per share until June 30, 2029.

Schedule “C”

Buyer Other Assets

●	One ordinary share in the capital of Berlin (BVI) Limited.

●	10,000,000 ordinary shares in the capital of Gaia Energy Investments Ltd.

Schedule “D”

Buyer Properties

The Buyer’s sole property is the Berlin Project, located in the Caldas Province of central Colombia. The two contiguous mineral concessions (Concession Contract 664-17 and Concession Contract 736-17) (collectively, the “Concession Contracts”) on which portions of the Berlin Project lie cover an area approximately 9,053 ha in extent and are in the municipality of Samaná, Caldas Province. The Concession Contracts were executed and registered under Law 685 of 2001 (Mining Code) (Columbia). Gaia Energy Investments Ltd. Sucursal Colombia, an indirect, wholly-owned subsidiary of the Buyer, is the legal and beneficial owner of a 100% interest in the Concession Contracts. The Berlin Concession Contracts were granted for a 30-year term that expires in 2037, whereupon an application could be made for an additional 30-year term.

Location Map

Mineral Concessions Map

Schedule “E”

Form of Huemul II Royalty Agreement

See attached.

Schedule “F”

Form of Investor Rights Agreement

See attached.

Schedule “G”

Form of Laguna Project Royalty Agreement

See attached.

Schedule “H”

Target Company Contracts

●	The Existing Huemul I Royalty Agreement

●	The Existing Huemul II Royalty Agreement

●	Services provision agreement with Mr. Gerardo Caldera on behalf of Clastro SRL (landman in the Province of Chubut)

●	Verbal Services provision agreement with Mr. Pedro Vera (geologist)

●	Verbal Services provision agreement with Torre Pulisich (accountants)

Schedule “I”

Target Company Other Assets

●	Sonic Drilling machine with accessories

Schedule “K”

Employees

●	There are currently no employees